EXECUTION COPY







                                CREDIT AGREEMENT

                          Dated as of December 16, 1999

                                      among

                         HUTTIG BUILDING PRODUCTS, INC.

                       THE INSTITUTIONS FROM TIME TO TIME
                            PARTIES HERETO AS LENDERS

                                       and

                                  BANK ONE, NA,
                                    as Agent









                         BANC ONE CAPITAL MARKETS, INC.,
                      as Lead Arranger and Sole Bookrunner






                                 SIDLEY & AUSTIN
                                 Bank One Plaza
                            10 South Dearborn Street
                             Chicago, Illinois 60603

                                       TABLE OF CONTENTS
SECTION                                                                     PAGE

ARTICLE I:     DEFINITIONS                                                     1
      1.1      CERTAIN DEFINED TERMS                                           1
      1.2      REFERENCES                                                     24
      1.3      SUPPLEMENTAL DISCLOSURE                                        24

ARTICLE II:    THE REVOLVING LOAN FACILITY                                    25
      2.1      REVOLVING LOANS                                                25
      2.2      SWING LINE LOANS                                               26
      2.3      RATE OPTIONS FOR ALL ADVANCES; MAXIMUM INTEREST PERIODS        27
      2.4      OPTIONAL PAYMENTS; MANDATORY PREPAYMENTS                       27
               (A)  OPTIONAL   PAYMENTS                                       27
               (B)  MANDATORY   PREPAYMENTS                                   28
               (C)  PREPAYMENTS AND HEDGING ARRANGEMENTS                      29
      2.5      REDUCTION OF REVOLVING LOAN COMMITMENTS                        29
      2.6      METHOD OF BORROWING                                            29
      2.7      METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR ADVANCES    29
      2.8      MINIMUM AMOUNT OF EACH ADVANCE                                 30
      2.9      METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR
               CONVERSION AND CONTINUATION OF ADVANCES                        30
               (A)  RIGHT TO CONVERT                                          30
               (B)  AUTOMATIC CONVERSION AND CONTINUATION                     30
               (C)  NO CONVERSION POST-DEFAULT OR POST-UNMATURED DEFAULT      30
               (D)  BORROWING/ELECTION NOTICE                                 30
      2.10     DEFAULT RATE                                                   31
      2.11     METHOD OF PAYMENT                                              31
      2.12     EVIDENCE OF DEBT                                               31
      2.13     TELEPHONIC NOTICES                                             32
      2.14     PROMISE TO PAY; INTEREST AND COMMITMENT FEES; INTEREST
               PAYMENT DATES; INTEREST AND FEE BASIS; LOAN AND CONTROL
               ACCOUNTS                                                       32
               (A)  PROMISE TO PAY                                            32
               (B)  INTEREST PAYMENT DATES                                    32
               (C)  COMMITMENT FEES AND AGENT'S FEES                          33
               (D)  INTEREST AND FEE BASIS; APPLICABLE FLOATING
                    RATE MARGINS, APPLICABLE EURODOLLAR MARGINS;
                    APPLICABLE COMMITMENT FEE PERCENTAGE AND APPLICABLE L/C
                    FEE PERCENTAGE                                            33
      2.15     NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS
               AND AGGREGATE REVOLVING LOAN COMMITMENT REDUCTIONS             34
      2.16     LENDING INSTALLATIONS                                          35
      2.17     NON-RECEIPT OF FUNDS BY THE AGENT                              35
      2.18     TERMINATION DATE                                               35
      2.19     REPLACEMENT OF CERTAIN LENDERS                                 35

ARTICLE III:   THE LETTER OF CREDIT FACILITY                                  36
      3.1      OBLIGATION TO ISSUE LETTERS OF CREDIT                          36
      3.3      TYPES AND AMOUNTS                                              36
      3.4      CONDITIONS.                                                    37
      3.5      PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT                    37
      3.6      LETTER OF CREDIT PARTICIPATION                                 38
      3.7      REIMBURSEMENT OBLIGATION                                       38
      3.8      LETTER OF CREDIT FEES                                          39
      3.9      ISSUING BANK REPORTING REQUIREMENTS.                           39
      3.10     INDEMNIFICATION; EXONERATION                                   39
      3.11     CASH COLLATERAL                                                40


ARTICLE IV:    YIELD PROTECTION; TAXES                                        41
      4.1.     YIELD PROTECTION.                                              41
      4.2.     CHANGES IN CAPITAL ADEQUACY REGULATIONS.                       42
      4.3.     AVAILABILITY OF TYPES OF ADVANCES.                             42
      4.4.     FUNDING INDEMNIFICATION.                                       42
      4.5.     TAXES.                                                         43
      4.6.     LENDER STATEMENTS; SURVIVAL OF INDEMNITY.                      45

ARTICLE V:     CONDITIONS PRECEDENT                                           45
      5.1      INITIAL ADVANCES AND LETTERS OF CREDIT                         45
      5.2      EACH ADVANCE AND LETTER OF CREDIT                              47

ARTICLE VI:    REPRESENTATIONS AND WARRANTIES                                 46
      6.1      ORGANIZATION; CORPORATE POWERS                                 48
      6.2      AUTHORITY                                                      48
      6.3      NO CONFLICT; GOVERNMENTAL CONSENTS                             49
      6.4      FINANCIAL STATEMENTS                                           50
      6.5      NO MATERIAL ADVERSE CHANGE                                     50
      6.6      TAXES                                                          50
               (A) TAX EXAMINATIONS                                           50
               (B) PAYMENT OF TAXES                                           51
      6.7      LITIGATION; LOSS CONTINGENCIES AND VIOLATIONS                  51
      6.8      SUBSIDIARIES                                                   51
      6.9      ERISA                                                          52
      6.10     ACCURACY OF INFORMATION                                        54
      6.11     SECURITIES ACTIVITIES                                          54
      6.12     MATERIAL AGREEMENTS                                            54
      6.13     COMPLIANCE WITH LAWS                                           54
      6.14     ASSETS AND PROPERTIES                                          54
      6.15     STATUTORY INDEBTEDNESS RESTRICTIONS                            54
      6.16     INSURANCE                                                      55
      6.17     LABOR MATTERS                                                  55
      6.18     SPIN-OFF AND RUGBY TRANSACTIONS                                55
      6.19     ENVIRONMENTAL MATTERS                                          55

      6.20     SOLVENCY                                                       56
      6.21     YEAR 2000 ISSUES                                               56
      6.22     BENEFITS                                                       56

ARTICLE VII :  COVENANTS                                                      57
      7.1      REPORTING                                                      57
               (A)  FINANCIAL REPORTING                                       57
               (B)  NOTICE OF DEFAULT AND ADVERSE DEVELOPMENTS                58
               (C)  LAWSUITS                                                  59
               (D)  ERISA NOTICES                                             59
               (E)  LABOR MATTERS                                             61
               (F)  OTHER INDEBTEDNESS                                        61
               (G)  OTHER REPORTS                                             61
               (H)  ENVIRONMENTAL NOTICES                                     62
               (I)  OTHER INFORMATION                                         62

      7.2      AFFIRMATIVE COVENANTS                                          62
               (A)  CORPORATE EXISTENCE, ETC.                                 62
               (B)  CORPORATE POWERS; CONDUCT OF BUSINESS                     62
               (C)  COMPLIANCE WITH LAWS, ETC.                                62
               (D)  PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION            63
               (E)  INSURANCE                                                 63
               (F)  INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS    63
               (G)  ERISA COMPLIANCE                                          64
               (H)  MAINTENANCE OF PROPERTY                                   64
               (I)  ENVIRONMENTAL COMPLIANCE                                  64
               (J)  USE OF PROCEEDS                                           64
               (K)  ADDITION OF GUARANTORS                                    64
               (L)  YEAR 2000 ISSUES                                          64

      7.3      NEGATIVE COVENANTS                                             65
               (A)  INDEBTEDNESS                                              65
               (B)  SALES OF ASSETS                                           66
               (C)  LIENS                                                     66
               (D)  INVESTMENTS                                               68
               (E)  CONTINGENT OBLIGATIONS                                    69
               (F)  RESTRICTED PAYMENTS                                       69
               (G)  CONDUCT OF BUSINESS; NEW SUBSIDIARIES; ACQUISITIONS       70
               (H)  TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES             71
               (I)  RESTRICTION ON FUNDAMENTAL CHANGES                        71
               (J)  MARGIN REGULATIONS                                        71
               (K)  ERISA                                                     71
               (L)  CORPORATE DOCUMENTS                                       72
               (M)  FISCAL YEAR                                               72
               (N)  SUBSIDIARY COVENANTS                                      72
               (O)  HEDGING OBLIGATIONS                                       72
               (P)  ISSUANCE OF DISQUALIFIED STOCK.                           73

               (Q)  OTHER INDEBTEDNESS                                        73
               (R)  INTERCOMPANY LOANS                                        74

      7.4      FINANCIAL COVENANTS                                            74
               (A)  MAXIMUM LEVERAGE RATIO                                    74
               (B)  MINIMUM CONSOLIDATED NET WORTH                            74
               (C)  INTEREST EXPENSE COVERAGE RATIO                           74


ARTICLE VIII:  DEFAULTS                                                       75
      8.1      DEFAULTS                                                       75

ARTICLE IX:    ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS
               AND REMEDIES                                                   78
      9.1      TERMINATION OF REVOLVING LOAN COMMITMENTS; ACCELERATION        78
      9.2      DEFAULTING LENDER                                              78
      9.3      AMENDMENTS                                                     79
      9.4      PRESERVATION OF RIGHTS                                         80

ARTICLE X:     GENERAL PROVISIONS                                             81
      10.1     SURVIVAL OF REPRESENTATIONS                                    81
      10.2     GOVERNMENTAL REGULATION                                        81
      10.3     PERFORMANCE OF OBLIGATIONS                                     81
      10.4     HEADINGS                                                       82
      10.5     ENTIRE AGREEMENT                                               82
      10.6     SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT                82
      10.7     EXPENSES; INDEMNIFICATION                                      82
               (A)  EXPENSES                                                  82
               (B)  INDEMNITY                                                 82
               (C)  WAIVER OF CERTAIN  CLAIMS;  SETTLEMENT OF CLAIMS          83
               (D)  SURVIVAL OF AGREEMENTS                                    84
      10.8     NUMBERS OF DOCUMENTS                                           84
      10.9     ACCOUNTING                                                     84
      10.10    SEVERABILITY OF PROVISIONS                                     84
      10.11    NONLIABILITY OF LENDERS                                        84
      10.12    GOVERNING LAW                                                  84
      10.13    CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL        85
               (A)  EXCLUSIVE JURISDICTION                                    85
               (B)  OTHER JURISDICTIONS                                       85
               (C)  VENUE                                                     85
               (D)  WAIVER OF JURY TRIAL                                      86
      10.14    SUBORDINATION OF INTERCOMPANY INDEBTEDNESS                     86
      10.15    LENDER'S NOT UTILIZING PLAN ASSETS.                            87

ARTICLE XI:    THE AGENT                                                      87
      11.1     APPOINTMENT; NATURE OF RELATIONSHIP                            87
      11.2     POWERS                                                         88

      11.3     GENERAL IMMUNITY                                               88
      11.4     NO RESPONSIBILITY FOR LOANS, CREDITWORTHINESS, RECITALS, ETC.  88
      11.5     ACTION ON INSTRUCTIONS OF LENDERS                              88
      11.6     EMPLOYMENT OF AGENTS AND COUNSEL                               89
      11.7     RELIANCE ON DOCUMENTS; COUNSEL                                 89
      11.8     THE AGENT'S REIMBURSEMENT AND INDEMNIFICATION                  89
      11.9     RIGHTS AS A LENDER                                             89
      11.10    LENDER CREDIT DECISION                                         90
      11.11    SUCCESSOR AGENT                                                90

ARTICLE XII:   SETOFF; RATABLE PAYMENTS                                       90
      12.1     SETOFF                                                         90
      12.2     RATABLE PAYMENTS                                               90
      12.3     APPLICATION OF PAYMENTS                                        91
      12.4     RELATIONS AMONG LENDERS                                        92
      12.5     REPRESENTATIONS AND COVENANTS AMONG LENDERS.                   92

ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS              92
      13.1     SUCCESSORS AND ASSIGNS                                         92
      13.2     PARTICIPATIONS                                                 93
               (A) PERMITTED  PARTICIPANTS;  EFFECT                           93
               (B) VOTING RIGHTS                                              93
               (C) BENEFIT OF SETOFF                                          94
      13.3     ASSIGNMENTS                                                    94
               (A)  PERMITTED ASSIGNMENTS                                     94
               (B)  EFFECT; EFFECTIVE DATE                                    94
               (C)  THE REGISTER                                              95

      13.4     CONFIDENTIALITY                                                95
      13.5     DISSEMINATION OF INFORMATION                                   96

ARTICLE XIV:   NOTICES                                                        96
      14.1     GIVING NOTICE                                                  96
      14.2     CHANGE OF ADDRESS                                              96

ARTICLE XV:    COUNTERPARTS                                                   96

                             EXHIBITS AND SCHEDULES


                                    EXHIBITS


EXHIBIT A         --    Revolving Loan Commitments
                        (Definitions)

EXHIBIT B         --    Form of Borrowing/Election Notice
                        (Section 2.2 and Section 2.7 and Section 2.9)

EXHIBIT C         --    Form of Request for Letter of Credit
                        (Section 3.4)

EXHIBIT D         --    Form of Assignment and Acceptance Agreement
                        (Sections 2.19 and 13.3)

EXHIBIT E         --    Form of Borrower's Counsel's Opinion
                        (Section 5.1)

EXHIBIT F         --    List of Closing Documents
                        (Section 5.1)

EXHIBIT G         --    Form of Officer's Certificate
                        (Sections 5.2 and 7.1(A)(iii))

EXHIBIT H         --    Form of Compliance Certificate
                        (Sections 5.2 and 7.1(A)(iii))

EXHIBIT I         --    Form of Guaranty
                        (Definitions)

                                         SCHEDULES


Schedule 1.1.1     --    Permitted Existing Indebtedness (Definitions)

Schedule 1.1.2     --    Permitted Existing Investments (Definitions)

Schedule 1.1.3     --    Permitted Existing Liens (Definitions)

Schedule 1.1.4     --    Permitted Existing Contingent Obligations (Definitions)

Schedule 3.2       --    Transitional Letters of Credit (Section 3.2)

Schedule 5.1       --    Terminated Indebtedness (Section 5.1)

Schedule 6.3       --    Conflicts; Governmental Consents (Section 6.3)

Schedule 6.4       --    Pro Forma Financial Statements (Section 6.4(A))

Schedule 6.7       --    Litigation; Loss Contingencies (Section 6.7)

Schedule 6.8       --    Subsidiaries (Section 6.8)

Schedule 6.9       --    ERISA (Section 6.9)

Schedule 6.18      --    Spin-Off Transactions and Rugby Acquisition Conditions
                         (Section 6.18)

Schedule 6.19      --    Environmental Matters (Section 6.19)

                                CREDIT AGREEMENT


      This Credit Agreement dated as of December 16, 1999 is entered into among HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to SECTION 13.3, and BANK ONE, NA, having its principal office in Chicago, Illinois, in its capacity as contractual representative for itself and the other Lenders.
The parties hereto agree as follows:


ARTICLE I:  DEFINITIONS

      1.1 CERTAIN DEFINED TERMS. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

      As used in this Agreement:

      "ACCOUNTING CHANGE" is defined in SECTION 10.9 hereof.

      "ACQUISITION" means any transaction, or any series of transactions with respect to Persons that are Affiliates, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

      "ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

      "AFFECTED LENDER" is defined in SECTION 2.19 hereof.

      "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

      "AGENT" means Bank One in its capacity as contractual representative for itself and the Lenders pursuant to ARTICLE XI hereof and any successor Agent appointed pursuant to ARTICLE XI hereof.

      "AGGREGATE REVOLVING LOAN COMMITMENT" means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00); PROVIDED, that the Aggregate Revolving Loan Commitment shall be reduced pro rata among the Lenders to Ninety-Three Million and 00/100 Dollars ($93,000,000) if the Rugby Acquisition shall not have been completed on or before March 31, 2000.

      "AGREEMENT" means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

      "AGREEMENT ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in SECTION 6.4(B) hereof, PROVIDED, HOWEVER, except as provided in SECTION 10.9, that with respect to the calculation of financial ratios and other financial tests required by this Agreement, "Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of Huttig Sash & Door Company referred to in SECTION 6.4(A) hereof.

      "ALTERNATE BASE RATE" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and
(ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum; provided, however, that for the period from December 1, 1999 through January 31, 2000, "Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the highest of (i) the Corporate Base Rate for such day, (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum and
(iii) the sum of the Federal Reserve Board Open Market Committee target Federal Funds Rate for such day plus one and one-half percent (1.5%) per annum plus the Applicable Eurodollar Margin.

      "APPLICABLE COMMITMENT FEE PERCENTAGE" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under SECTION 2.14(C)(I) hereof determined in accordance with the provisions of SECTION 2.14(D)(II) hereof.

      "APPLICABLE EURODOLLAR MARGINS" means, as at any date of determination, the rate per annum then applicable to Eurodollar Rate Loans, determined in accordance with the provisions of SECTION 2.14(D)(II) hereof.

      "APPLICABLE FLOATING RATE MARGINS" means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans, determined in accordance with the provisions of SECTION 2.14(D)(II) hereof.

      "APPLICABLE L/C FEE PERCENTAGE" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under SECTION 3.8(I) hereof determined in accordance with the provisions of
SECTION 2.14(D)(II) hereof.

      "ARRANGER" means Banc One Capital Markets, Inc., in its capacity as the lead arranger and sole bookrunner for the loan transaction evidenced by this Agreement.

      "ASSIGNMENT AGREEMENT" means an assignment and acceptance agreement entered into in connection with an assignment pursuant to SECTION 13.3 hereof in substantially the form of EXHIBIT D.

      "ASSET SALE" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) other than (i) the sale of Inventory in the ordinary course of business and (ii) the sale or other disposition of any obsolete manufacturing Equipment disposed of in the ordinary course of business.

      "AUTHORIZED OFFICER" means any of the President, any Vice President, Chief Financial Officer, Treasurer, Controller, any Assistant Treasurer or any Assistant Controller of the Borrower, acting singly.

      "BANK BOOK" is defined in SECTION 5.1 hereof.

      "BANK ONE" means Bank One, NA, having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

      "BENEFIT PLAN" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six
(6) years was, an "employer" as defined in Section 3(5) of ERISA.

      "BORROWER" means Huttig Building Products, Inc., a Delaware corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

      "BORROWING DATE" means a date on which an Advance or Swing Line Loan is made hereunder.

      "BORROWING/ELECTION NOTICE" is defined in SECTION 2.7 hereof.

      "BUSINESS DAY" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois.


      "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Leases and Permitted Purchase Money Indebtedness) by the Borrower and its Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, Equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

      "CAPITAL STOCK" means (i) in the case of a corporation,  corporate  stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "CAPITALIZED LEASE" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by Standard & Poor's Ratings Group or A3 (or better) by Moody's Investors Services, Inc., and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to (x) investment grade securities (i.e., securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Ratings Group) and (y) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Ratings Group or P-1 (or better) by Moody's Investors Services, Inc. (all such institutions being "Qualified Institutions"); and (iv) commercial paper of Qualified Institutions; PROVIDED that the maturities of such Cash Equivalents shall not exceed 365 days from the date of acquisition thereof.

      "CHANGE" is defined in SECTION 4.2 hereof.

      "CHANGE OF CONTROL" means an event or series of events by which:

            (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Rugby PLC becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of twenty percent (20%) or more of the voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower;

            (ii) Rugby PLC becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of greater than thirty-three percent (33%) of the voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower;

            (iii) during any period of 12 consecutive calendar months, the board of directors of the Borrower shall cease to have as a majority of its members individuals who either:

                  (a) were directors of the Borrower on the first day of such period, or

                  (b) were  elected or  nominated  for  election to the board of directors of the Borrower at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved;

            (iv) other than as a result of a transaction permitted under the terms of this Agreement, the Borrower shall cease to own, of record and beneficially, with sole voting and dispositive power, (a) 100% of the outstanding shares of Capital Stock of each of the Guarantors or (b) shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of the Guarantors;

                  (v) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property; or

            (vi) any "Change of Control" (or similar term) under (and as defined in) the Note Purchase Agreement or the Senior Notes shall have occurred.

      "CLOSING DATE" means the date of this Agreement.

      "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

      "COMMISSION" means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

      "CONSOLIDATED ASSETS"   means the  total  assets of the  Borrower  and its
Subsidiaries on a consolidated basis.

      "CONSOLIDATED NET WORTH" means, as of any date of determination, the consolidated total stockholders' equity (including capital stock, additional paid-in capital and retained earnings) of the Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

      "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBS"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

      "CONTINGENT OBLIGATION", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

      "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

      "CONTROLLED GROUP" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the

Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in CLAUSE (I) above or any partnership or trade or business described in CLAUSE (II) above.

      "CONTROLLED  SUBSIDIARY"  of any Person means a Subsidiary  of such Person
(i) 90% or more of the total Equity Interests or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more wholly-owned Subsidiaries of such Person and (ii) of which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.

      "CORPORATE BASE RATE" means the corporate base rate or prime rate of interest announced by Bank One from time to time, changing when and as said corporate base rate or prime rate changes.

      "CRANE" means Crane Co., a Delaware corporation and prior to the Spin-Off the owner of all of the outstanding Capital Stock of the Borrower.

      "CRANE PAYMENT" means the Restricted Payment made by the Borrower to Crane in connection with the consummation of the Spin-Off in an amount not to exceed $68,000,000.

      "CURE LOAN" is defined in SECTION 9.2(III) hereof.

      "CUSTOMARY PERMITTED LIENS" means:

            (i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC or any Plan) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

            (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

            (iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC or any Plan) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; PROVIDED that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or its Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $5,000,000;

            (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

            (v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under SECTION 8.1(H) hereof; and

            (vi) any interest or title of the lessor in the property  subject to
      any  operating   lease  entered  into  by  the  Borrower  or  any  of  its
      Subsidiaries in the ordinary course of business.

      "DEFAULT" means an event described in ARTICLE VIII hereof.

      "DISCLOSED LITIGATION" is defined in SECTION 6.7 hereof.

      "DISQUALIFIED STOCK" means any preferred stock and any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Revolving Loan Termination Date.

      "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

      "DOLLAR" and "$"   means  dollars in  the  lawful   currency of the United
 States.

      "EBIT" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, PLUS (ii) Interest Expense to the extent deducted in computing Net Income, PLUS (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, PLUS (iv) other non-cash charges classified as long-term deferrals in accordance with Agreement Accounting Principles to the extent deducted in computing Net Income, PLUS (v) other extraordinary non-cash charges to the extent deducted in computing Net Income, MINUS (vi) other extraordinary non-cash credits to the extent added in computing Net Income, PLUS (vii) nonrecurring after-tax losses (or MINUS nonrecurring after-tax gains).

      "EBITDA" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) EBIT, plus (ii) depreciation expense to the extent deducted in computing Net Income, PLUS (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, PLUS (iv) other non-cash charges classified as long-term deferrals in accordance with Agreement Accounting Principles to the extent deducted in computing Net Income, PLUS (v) other extraordinary non-cash charges to the extent deducted in computing Net Income, MINUS (vi) other extraordinary non-cash credits to the extent added in computing Net Income, PLUS
(vii) nonrecurring after-tax losses (or MINUS nonrecurring after-tax gains).

      "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS OF LAW" means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 eT Seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. ss. 651 eT Seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 eT Seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

      "ENVIRONMENTAL LIEN" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

      "ENVIRONMENTAL PROPERTY TRANSFER ACT" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

      "EQUIPMENT" means all of the Borrower's and its Subsidiaries' present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than the Borrower's or Subsidiary's Inventory), and
(iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

      "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

      "EURODOLLAR BASE RATE" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the applicable British Bankers' Association
Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, as adjusted for Reserves ; provided that, if the Reuters Screen FRBD rate is not available for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable London interbank offered rate for deposits in U.S. dollars appearing on Dow Jones Markets (Telerate) Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, as adjusted for Reserves.

      "EURODOLLAR RATE" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period PLUS the then Applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

      "EURODOLLAR RATE ADVANCE" means an Advance which bears interest at the Eurodollar Rate.

      "EURODOLLAR RATE LOAN" means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

      "EXCLUDED ASSET SALES" means those Asset Sales permitted pursuant to CLAUSES (I), (ii), (III) and (IV) of SECTION 7.3(B).

      "EXCLUDED TAXES" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

      "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

      "FLOATING RATE" means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the then Applicable Floating Rate Margin.

      "FLOATING RATE ADVANCE" means an Advance which bears interest at the Floating Rate.

      "FLOATING RATE LOAN" means a Loan, or portion thereof, which bears interest at the Floating Rate.

      "FORM 10" means the Form 10 General Form for the Registration of Securities, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4 thereto filed by the Borrower (File No. 1-15313) with the Commission in connection with the Spin-Off, together with all exhibits and appendices thereto.

      "GOVERNMENTAL ACTS" is defined in SECTION 3.10(A) hereof.

      "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

      "GROSS NEGLIGENCE" means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences or rights of others affected. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

      "GUARANTORS" means (i) all of the Borrower's Subsidiaries as of the Closing Date; (ii) any New Subsidiaries which have satisfied the provisions of
SECTION 7.2(K) hereof; and (iii) any other Subsidiaries which become Guarantors as a result of the provisions of SECTION 7.2(K), and, in each case, their respective successors and assigns.

      "GUARANTY" means that certain Guaranty dated as of the Closing Date, executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, in substantially the form of EXHIBIT I hereto, as it may be amended, modified, supplemented and/or restated (including to add new Guarantors), and as in effect from time to time.

      "HEDGING ARRANGEMENTS" is defined in the definition of Hedging Obligations below.

      "HEDGING AGREEMENTS" is defined in SECTION 7.3(O) hereof.

      "HEDGING OBLIGATIONS" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions ("HEDGING ARRANGEMENTS"), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

      "HOLDERS OF OBLIGATIONS" means the holders of the Obligations from time to time and shall include their respective successors, transferees and assigns.

      "INCENTIVE ARRANGEMENTS" means any employment agreements and other incentive and bonus plans and similar arrangements made in connection with the retention of executives, officers or employees of the Borrower and its Subsidiaries.

      "INDEBTEDNESS" of any Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations with respect to letters of credit, (h) Hedging Obligations, (i) Off-Balance Sheet Liabilities, and (j) Disqualified Stock. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

      "INDEMNIFIED MATTERS"  is defined in SECTION 10.7(B) hereof.

      "INDEMNITEES" is defined in SECTION 10.7(B) hereof.

      "INITIAL FUNDING DATE" means the date on which the initial Revolving Loans are advanced hereunder.

      "INSOLVENCY EVENT" is defined in SECTION 10.14 hereof.

      "INTERCOMPANY INDEBTEDNESS" is defined in SECTION 10.14 hereof.

      "INTEREST EXPENSE" means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued (including, without duplication, the interest component of Capitalized Leases, the interest component (or discount and other fees and charges in securitization transactions) of Off-Balance Sheet Liabilities, net payments (if any) pursuant to Hedging Arrangements relating to interest rate protection, and commitment and letter of credit fees), all as determined in conformity with Agreement Accounting Principles.

      "INTEREST EXPENSE COVERAGE RATIO" is defined in SECTION 7.4(C) hereof.

      "INTEREST PERIOD" means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) or six (6) months commencing on a Business Day selected by the Borrower on which a Eurodollar Rate Advance is made to Borrower pursuant to this Agreement; provided, HOWEVER, notwithstanding anything in this Agreement to the contrary for the period from the Initial Funding Date to the earlier of (y) the date that is 90 days after the Initial Funding Date and (z) the date upon which the Agent confirms that the loan syndication process has been complete (the "SYNDICATION PERIOD"), "Interest Period" means, with respect to a Eurodollar Rate Advance, a period of seven (7) days. Other than during the Syndication Period, such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; PROVIDED, HOWEVER, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, PROVIDED, HOWEVER, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

      "INVENTORY" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower or any of its Subsidiaries, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of Borrower or any of its Subsidiaries, and shall include all right, title and interest of the Borrower or any of its Subsidiaries in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Borrower or any of its Subsidiaries.

      "INVESTMENT" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

      "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

      "ISSUING BANK" means Bank One in its separate capacity as an issuer of Letters of Credit pursuant to SECTION 3.1.

      "L/C DOCUMENTS" is defined in SECTION 3.4 hereof.

      "L/C DRAFT" means a draft drawn on the Issuing Bank pursuant to a Letter of Credit.

      "L/C INTEREST" shall have the meaning ascribed to such term in SECTION 3.6 hereof.

      "L/C OBLIGATIONS" means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

      "LENDERS" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

      "LENDING INSTALLATION" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.
      "LETTER OF CREDIT" means the letters of credit to be (a) issued by the Issuing Bank pursuant to SECTION 3.1 hereof or (b) deemed issued by the Issuing Bank pursuant to SECTION 3.2 hereof.

      "LEVERAGE RATIO" is defined in SECTION 7.4(A) hereof.

      "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor
under  any  conditional  sale,   Capitalized  Lease  or  other  title  retention
agreement).

      "LOAN(S)" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to SECTION 2.1 hereof, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to SECTION 2.2 hereof, and collectively, all Revolving Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

      "LOAN ACCOUNT" is defined in SECTION 2.12(A) hereof.

      "LOAN DOCUMENTS" means this Agreement, the Guaranty, the L/C Documents, any promissory notes issued to any Lender under SECTION 2.12, and all other documents, instruments and agreements (other than any Hedging Agreement) executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

      "LOAN PARTIES" is defined in SECTION 5.1 hereof.

      "MARGIN STOCK" shall have the meaning  ascribed to such term in Regulation
U.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, or the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or the Agent to enforce in any material respect the Obligations.

      "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

      "NET CASH PROCEEDS"  means,  with respect to any Asset Sale by any Person,
(a) cash or Cash Equivalents (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash or Cash Equivalents received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale, (iii) repayment of Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness or by applicable law) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and (b) cash or Cash Equivalent payments in respect of any other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

      "NET INCOME" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

      "NEW SUBSIDIARY" is defined in SECTION 7.3(G).

      "NON-ERISA COMMITMENTS" means

            (i) each pension, medical, dental, life, accident insurance, disability, group insurance, sick leave, profit sharing, deferred compensation, bonus, stock option, stock purchase, retirement, savings, severance, stock ownership, performance, incentive, hospitalization or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind; and

            (ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of the Borrower or any member of the Controlled Group);

to which the Borrower or any member of the Controlled Group is a party or with respect to which the Borrower or any member of the Controlled Group is or will be required to make any payment other than any Plans.

      "NON PRO RATA LOAN" is defined in SECTION 9.2 hereof.

      "NON-U.S. LENDER" is defined in SECTION 4.5(IV) hereof.

      "NOTE PURCHASE AGREEMENT" means any agreement entered into by the Borrower with respect to the Borrower's issuance of not more than $75,000,000 Senior Notes (the "SENIOR NOTES") on substantially the terms set forth in the draft Note Purchase Agreement (draft dated December 14, 1999, document reference CH01/12037808.6), delivered to the Agent on December 15, 1999, and otherwise as reasonably acceptable to the Agent and the Required Lenders, as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders.

      "NOTICE OF ASSIGNMENT" is defined in SECTION 13.3(B) hereof.

      "OBLIGATIONS" means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Agent, any Lender, the Swing Line Bank, the Arranger, any Affiliate of the Agent or any Lender, the Issuing Bank or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

      "OFF-BALANCE SHEET LIABILITIES" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of the
Borrower or such transferor to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees),
(b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability under any financing lease or so-called "synthetic" lease transaction, or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

      "OTHER TAXES" is defined in SECTION 4.5 hereof.

      "PARTICIPANTS" is defined in SECTION 13.2(A) hereof.

      "PAYMENT DATE" means the last Business Day of each March, June, September and December.

      "PBGC" means the Pension Benefit Guaranty   Corporation, or any  successor
thereto.

      "PERMITTED ACQUISITION" is defined in SECTION 7.3(G) hereof.

      "PERMITTED   EXISTING   CONTINGENT   OBLIGATIONS"   means  the  Contingent
Obligations of the Borrower and its Subsidiaries  identified as such on SCHEDULE
1.1.4 to this Agreement.

      "PERMITTED EXISTING INDEBTEDNESS" means the Indebtedness of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.1 to this Agreement.

      "PERMITTED EXISTING INVESTMENTS" means the Investments of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.2 to this Agreement.

      "PERMITTED EXISTING LIENS" means the Liens on assets of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.3 to this Agreement.

      "PERMITTED PURCHASE MONEY INDEBTEDNESS" is defined in SECTION 7.3(A) (VII) hereof.

      "PERMITTED REFINANCING INDEBTEDNESS" means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that
(i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, event of default and remedies) materially less favorable to the Borrower or to the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

      "PERSON" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

      "PLAN" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

      "PRO RATA SHARE" means, with respect to any Lender, the percentage obtained by dividing (A) such Lender's Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the Aggregate Revolving Loan Commitment at such time; PROVIDED, HOWEVER, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of (A) such Lender's Revolving Loans, PLUS (B) such Lender's share of the obligations to purchase participations in Swing Line Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of Revolving Loans, PLUS (B) the aggregate outstanding amount of all Swing Line Loans and Letters of Credit.

      "PURCHASERS" is defined in SECTION 13.3(A) hereof.

      "RECEIVABLE(S)" means and includes all of the Borrower's and its Subsidiaries' presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

      "REGISTER" is defined in SECTION 13.3(C) hereof.

      "REGULATION T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

      "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

      "REGULATION X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

      "REIMBURSEMENT OBLIGATION" is defined in SECTION 3.7 hereof.

      "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

      "RENTALS" of a Person means the aggregate fixed amounts payable by such Person under any lease of real or personal property but does not include any amounts payable under Capitalized Leases of such Person.

      "REPLACEMENT LENDER" is defined in SECTION 2.19 hereof.

      "REPORTABLE EVENT" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days after such event occurs, PROVIDED, HOWEVER, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

      "REQUIRED LENDERS" means Lenders whose Pro Rata Shares, in the aggregate, are at least fifty-one percent (51%); PROVIDED, HOWEVER, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Revolving Loan requested by the Borrower, (ii) any Revolving Loan required to be made in connection with reimbursement for any L/C Obligations or (iii) any Swing Line Loan as requested by the Agent, which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "REQUIRED LENDERS" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Swing Line Loans has not been so cured) whose Pro Rata Shares represent at least fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; PROVIDED FURTHER, HOWEVER, that, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, "REQUIRED LENDERS" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are at least fifty-one percent (51%).

      "REQUIREMENTS OF LAW" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

      "RESERVES" shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

      "RESTRICTED PAYMENT" means:

            (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock;

            (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower (other than Disqualified Stock);

            (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness other than the Obligations;
            (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Borrower, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; and

            (v) any payment or prepayment (whether consisting of principal, interest, premium or otherwise) with respect to any Indebtedness subordinated to the Obligations, except such as is expressly permitted pursuant to the subordination terms contained therein or in the applicable subordination agreement with respect thereto.

      "REVOLVING CREDIT AVAILABILITY" means, at any particular time, the amount by which the Aggregate Revolving Loan Commitment at such time exceeds the Revolving Credit Obligations outstanding at such time; PROVIDED, HOWEVER, prior to the closing of the Rugby Transactions in accordance with the terms hereof, Revolving Credit Availability shall be reduced by $32,000,000.

      "REVOLVING CREDIT  OBLIGATIONS"  means, at any particular time, the sum of
(i) the outstanding  principal  amount of the Revolving Loans at such time, PLUS
(ii) the outstanding principal amount of the Swing Line Loans at such time, PLUS
(iii) the outstanding L/C Obligations at such time.

      "REVOLVING LOAN" is defined in SECTION 2.1 hereof.

      "REVOLVING LOAN COMMITMENT" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans not exceeding the amount set forth on EXHIBIT A to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or in the assignment and acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

      "REVOLVING LOAN TERMINATION DATE" means December 16, 2004.

      "RISK-BASED CAPITAL GUIDELINES" is defined in SECTION 4.2 hereof.

      "RUGBY ACQUISITION" means the acquisition by the Borrower of all of the issued and outstanding Capital Stock of Rugby USA under and pursuant to the terms of the Share Exchange Agreement.

      "RUGBY PAYMENT" means the Restricted Payment made by Rugby USA to Rugby PLC in connection with the consummation of the Rugby Acquisition in an amount not to exceed $32,000,000.

      "RUGBY PLC" means The Rugby Group PLC, a company registered in England and Wales under company number 206971, together with its successors.

      "RUGBY TRANSACTIONS" means the series of transactions contemplated by and described in the Share Exchange Agreement, including but not limited to the Rugby Payment and the Rugby Acquisition.

      "RUGBY USA" means Rugby USA, Inc., a corporation organized under the laws of the State of Georgia which prior to the Rugby Acquisition is a wholly-owned Subsidiary of Rugby PLC and which after the Rugby Acquisition is a wholly-owned Subsidiary of the Borrower.

      "SENIOR NOTES" is defined in the  definition  of Note Purchase   Agreement
above.

      "SHARE EXCHANGE AGREEMENT" means that certain Share Exchange Agreement dated as of October 19, 1999 among Rugby PLC, Crane and the Borrower, as such agreement is in effect as of the date hereof, without taking into account any amendments, modifications or supplements thereto except such as are acceptable to the Agent and the Required Lenders

      "SOLVENT" means, when used with respect to any Person, that at the time of determination:

            (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

            (ii) it is then able and expects to be able to pay its debts as they mature; and

            (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

      "SPIN-OFF" means the dividend by Crane to its stockholders in a tax free transactions of all of the outstanding capital stock of the Borrower such that the Borrower will become a separate publicly-held corporation owned directly (prior to the consummation of the Rugby Acquisition) by the stockholders of Crane to whom such dividend is made, in connection with which there shall have been obtained a letter ruling from the IRS substantially to the effect that the Spin-Off will be treated as a tax-free distribution by Crane under Section 355 of the Code (the "TAX RULING").

      "SPIN-OFF TRANSACTIONS" means the series of transactions contemplated by and described in the Form 10, including but not limited to the Crane Payment and the Spin-Off.

      "SUBSIDIARY" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" means a Subsidiary of the Borrower.

      "SWING LINE BANK" means Bank One pursuant to the terms hereof.

      "SWING LINE COMMITMENT" means the commitment of the Swing Line Bank, in its discretion, to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

      "SWING LINE LOAN" means a Loan made available to the Borrower by the Swing Line Bank pursuant to SECTION 2.2 hereof.

      "SYNDICATION PERIOD" shall have the meaning set forth in the definition of "Interest Period" above.

      "TAX RULING" is defined in the definition of Spin-Off above.

      "TAXES" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

      "TERMINATION DATE" means the earlier of (a) the Revolving Loan Termination Date, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to SECTION 2.5 hereof or the Revolving Loan Commitments pursuant to SECTION 9.1 hereof.

      "TERMINATION EVENT" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA with respect to such plan or a reduction or cessation of operations which results in the termination of employment of twenty percent (20%) of the participants of a Benefit Plan who are employees of the Borrower or any member of the Controlled Group; (iii) the imposition of an obligation under
Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

      "TRANSACTION DOCUMENTS" means the Loan Documents and the documents executed and delivered by the Borrower or any of its Subsidiaries in connection with the Spin-Off, the Rugby Transactions or the Senior Notes, including, without limitation, the Share Exchange Agreement, the Form 10, the Senior Notes and the Note Purchase Agreement.

      "TRANSACTIONS" means the Spin-Off Transactions, the Rugby Transactions and the financing transactions evidenced by the Loan Documents, and, if applicable, the Note Purchase Agreement.

      "TRANSFEREE" is defined in SECTION 13.5 hereof.

      "TYPE" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Rate Loan.

      "UNMATURED DEFAULT" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

      "WEIGHTED AVERAGE LIFE TO MATURITY" means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

      "YEAR 2000 ISSUES" means, with respect to any Person, anticipated costs, problems and uncertainties associated with the inability of certain computer applications and imbedded systems to effectively handle data, including dates, prior to, on and after January 1, 2000, as it affects the business, operations, and financial condition of such Person, and such Person's customers, suppliers and vendors.

      "YEAR 2000 PROGRAM" is defined in SECTION 6.21.

      The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof.

      1.2 REFERENCES. Any references to Subsidiaries of the Borrower shall not in any way be construed as consent by the Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

      1.3 SUPPLEMENTAL DISCLOSURE. At any time at the request of the Agent and at such additional times as the Borrower determines, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. Unless any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are not prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

ARTICLE II:  THE REVOLVING LOAN FACILITY

      2.1 REVOLVING LOANS. (a) Upon the satisfaction of the conditions precedent set forth in SECTIONS 5.1 and 5.2, as applicable, from and including the Initial Funding Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed such Lender's Pro Rata Share of Revolving Credit Availability at such time (each individually, a "REVOLVING LOAN" and, collectively, the "REVOLVING LOANS"); PROVIDED, HOWEVER, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; PROVIDED, FURTHER, prior to the closing of the Rugby Transactions in accordance with the terms of this Agreement, at no time shall the Revolving Credit Obligations exceed an amount equal to the Aggregate Revolving Loan Commitment MINUS $32,000,000; PROVIDED, FURTHER, that the Aggregate Revolving Loan Commitment shall be reduced pro rata among the Lenders to Ninety-Three Million and 00/100 Dollars ($93,000,000) if the Rugby Acquisition shall not have been completed on or before March 31, 2000. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Revolving Loans made on the Initial Funding Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in SECTION 2.9 and subject to the other conditions and limitations therein set forth and set forth in this ARTICLE II and set forth in the definition of Interest Period. Revolving Loans made after the third (3rd) Business Day after the Initial Funding Date shall be, at the option of the Borrower, selected in accordance with SECTION 2.9, either Floating Rate Loans or Eurodollar Rate Loans. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans. Each Advance under this SECTION 2.1 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share.

      (b) BORROWING/ELECTION NOTICE. The Borrower shall deliver to the Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of SECTION
2.7. The Agent shall promptly notify each Lender of such request.

      (c) MAKING OF REVOLVING LOANS. Promptly after receipt of the Borrowing/Election Notice under SECTION 2.7 in respect of Revolving Loans, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Revolving Loan. Each Lender shall make available its Revolving Loan in accordance with the terms of SECTION 2.6. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent's office in Chicago, Illinois on the applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

      2.2 SWING LINE LOANS. (A) AMOUNT OF SWING LINE LOANS. Upon the satisfaction of the conditions precedent set forth in SECTION 5.1 and 5.2, as applicable, from and including the Initial Funding Date and prior to the Termination Date, the Swing Line Bank may, in its discretion, on the terms and conditions set forth in this Agreement, make swing line loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a "SWING LINE LOAN" and collectively, the "SWING LINE Loans"); PROVIDED, HOWEVER, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; PROVIDED, FURTHER, prior to the closing of the Rugby Transactions in accordance with the terms of this Agreement, at no time shall the Revolving Credit Obligations exceed an amount equal to the Aggregate Revolving Loan Commitment MINUS $32,000,000; PROVIDED, FURTHER, that the Aggregate Revolving Loan Commitment shall be reduced PRO RATA among the Lenders to Ninety-Three Million and 00/100 Dollars ($93,000,000) if the Rugby Acquisition shall not have been completed on or before March 31, 2000; and PROVIDED, FURTHER, that at no time shall the sum of
(a) the outstanding amount of the Swing Line Loans, PLUS (b) the outstanding amount of Revolving Loans made by the Swing Line Bank pursuant to SECTION 2.1, exceed the Swing Line Bank's Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

      (B) BORROWING/ELECTION NOTICE FOR SWING LINE LOANS. The Borrower shall deliver to the Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than 11:00 a.m.(Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the
Borrowing/Election Notice is given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $500,000 and increments of $100,000 in excess thereof. The Swing Line Loans shall at all times be Floating Rate Loans.

      (C) MAKING OF SWING LINE LOANS. Promptly after receipt of the Borrowing/Election Notice under SECTION 2.2(B) in respect of Swing Line Loans, the Swing Line Bank may, in its sole discretion make available its Swing Line Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to ARTICLE XIV. The Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower on the Borrowing Date at the Agent's aforesaid address.

      (D) REPAYMENT OF SWING LINE LOANS. Each Swing Line Loan shall be paid in full by the Borrower on or before the seventh (7th) day after the Borrowing Date for such Swing Line Loan. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $500,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Agent and the Swing Line Bank. In addition, the Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the seventh (7th) day after the Borrowing Date of any Swing Line Loan, on notice to each Lender (which notice shall be deemed a Borrowing/Election Notice of the Borrower) require each Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the date of any notice received pursuant to this SECTION 2.2(D), each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to ARTICLE XIV. Revolving Loans made pursuant to this SECTION 2.2(D) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in
SECTION 2.9 and subject to the other conditions and limitations therein set forth and set forth in this ARTICLE II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in SECTIONS 5.1 and 5.2, as applicable, had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this SECTION 2.2(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this SECTION 2.2(D), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this SECTION 2.2(D), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

      2.3 RATE OPTIONS FOR ALL ADVANCES; MAXIMUM INTEREST PERIODS. The Swing Line Loans shall be Floating Rate Loans at all times. The Revolving Loans may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by the Borrower in accordance with SECTION 2.7; PROVIDED, HOWEVER, notwithstanding anything herein to the contrary, the Borrower may not select Interest Periods for Eurodollar Rate Advances made during the Syndication Period which exceed seven (7) days and the Interest Periods with respect to all such Eurodollar Rate Advances made during the Syndication Period shall be required to expire on the same date. The Borrower may select, in accordance with SECTION 2.9, rate options and Interest Periods applicable to the Revolving Loans; PROVIDED that there shall be no more than six (6) Interest Periods in effect with respect to all of the Loans at any time.

      2.4  OPTIONAL PAYMENTS; MANDATORY PREPAYMENTS.

      (A) OPTIONAL PAYMENTS. The Borrower may from time to time and at any time upon at least one (1) Business Day's prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of

$1,000,000 and in integral multiples of $1,000,000 in excess thereof. Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in SECTION 4.4, PROVIDED, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least three (3) Business Days' prior written notice to the Agent of such prepayment and PROVIDED, FURTHER, that optional prepayments of Eurodollar Rate Advances made pursuant to SECTION 2.1 shall be for the entire amount of the outstanding Eurodollar Rate Advance.

      (B) MANDATORY PREPAYMENTS.

      (i) ASSET SALE PREPAYMENTS AND COMMITMENT REDUCTIONS. Upon the consummation of any Asset Sale by the Borrower or any Subsidiary of the Borrower, within five (5) Business Days after the Borrower's or any of its Subsidiaries' (i) receipt of any Net Cash Proceeds from any such Asset Sale, or
(ii) conversion to cash or Cash Equivalents of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any such Asset Sale, the Borrower shall make a mandatory prepayment of the Obligations in an amount equal to the lesser of (a) one hundred percent (100%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents and (b) the outstanding amount of the Revolving Credit Obligations at such time. Upon the consummation of any Asset Sale, other than the Excluded Asset Sales, by the Borrower or any Subsidiary of the Borrower, the Aggregate Revolving Loan Commitment shall be automatically and permanently reduced (unless otherwise consented by the Required Lenders) in whole, or in part ratably among the Lenders, in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds received plus such proceeds converted from non-cash to cash or Cash Equivalents.

      (ii) GENERAL MANDATORY PREPAYMENTS OF REVOLVING LOANS. In addition to repayments under SECTION 2.4(B)(I), if at any time and for any reason the Revolving Credit Obligations are greater than the Aggregate Revolving Loan Commitment, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess. In addition, if at any time prior to the closing of the Rugby Transactions in accordance with the terms of this Agreement and for any reason the Revolving Credit Obligations are greater than an amount equal to the Aggregate Revolving Loan Commitment MINUS $32,000,000, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess. In addition, if the L/C Obligations outstanding at any time are greater than the Aggregate Revolving Loan Commitment at such time MINUS the sum of the outstanding principal amount of the Revolving Loans at such time and the outstanding principal amount of the Swing Line Loans at such time, the Borrower shall either prepay the Obligations in an amount equal to such excess or deposit cash collateral with the Agent in an amount in Dollars equal to such excess.

      (iii)  GENERAL  PROVISIONS  APPLICABLE  TO  PREPAYMENTS.  Nothing  in this
SECTION 2.4(B) shall be construed to constitute the Lenders' consent to any transaction referred to in CLAUSE (I) above which is not expressly permitted by the terms of this Agreement. Each mandatory prepayment required by CLAUSES (I) and (II) of this SECTION 2.4(B) shall be referred to herein as a "Designated Prepayment." Designated Prepayments shall be allocated and applied to the Obligations as follows: (a) to repay Revolving Loans and (b) following the payment in full of the Revolving

Loans, the amount of each Designated Prepayment shall be applied first to interest on the Reimbursement Obligations, then to principal on the Reimbursement Obligations, then to fees on account of Letters of Credit and then, to the extent any L/C Obligations are contingent, deposited with the Agent as cash collateral in respect of such L/C Obligations. On the date any Designated Prepayment is received by the Agent, such prepayment shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date and then to subsequently maturing Eurodollar Rate Loans in order of maturity.

      (C) PREPAYMENTS AND HEDGING ARRANGEMENTS. No prepayment of any Loan shall affect the Borrower's or any Guarantor's existing or future obligation to may payments under any Hedging Agreement.

      2.5 REDUCTION OF REVOLVING LOAN COMMITMENTS. In addition to the reductions required pursuant to SECTION 2.4(B)(I), the Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess of that amount (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3)Business Day's prior written notice to the Agent, which notice shall specify the amount of any such reduction; PROVIDED, HOWEVER, that the amount of the Aggregate Revolving Loan
Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder or any reduction of the Aggregate Revolving Loan Commitment on the amount so reduced.

      2.6 METHOD OF BORROWING. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan, in immediately available funds, to the Agent at its address specified pursuant to
ARTICLE XIV. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

      2.7 METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR ADVANCES. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice in substantially the form of EXHIBIT B hereto (a "BORROWING/ELECTION NOTICE") not later than 10:00 a.m. (Chicago time) (a) on or before the Borrowing Date of each Floating Rate Advance and (b) three (3) Business Days before the Borrowing Date for each Eurodollar Rate Advance specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. The Borrower shall select Interest Periods so that, to the best of the Borrower's knowledge, it will not be necessary to prepay all or any portion of any Eurodollar Rate Advance prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes.

Changes in the rate of interest on that portion of the Loans maintained as Floating Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance, changing when and as the Applicable Eurodollar Margin changes. Changes in the rate of interest on that portion of the Loans maintained as Eurodollar Rate Advances will take effect simultaneously with each change in the Applicable Eurodollar Margin.

      2.8 MINIMUM AMOUNT OF EACH ADVANCE. Each Floating Rate Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $1,000,000 (and in multiples of $1,000,000 if in excess thereof); PROVIDED, HOWEVER, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment. Each Eurodollar Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof).

      2.9  METHOD OF SELECTING TYPES AND INTEREST  PERIODS   FOR  CONVERSION AND
CONTINUATION OF ADVANCES.

      (A) RIGHT TO CONVERT. The Borrower may elect from time to time, subject to the provisions of SECTION 2.3 and this SECTION 2.9, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; PROVIDED that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

      (B) AUTOMATIC CONVERSION AND CONTINUATION. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Agent a Borrowing/Election Notice in accordance with SECTION 2.9(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

      (C) NO CONVERSION POST-DEFAULT OR POST-UNMATURED DEFAULT. Notwithstanding anything to the contrary contained in SECTION 2.9(A) or SECTION 2.9(B), no Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

      (D) BORROWING/ELECTION NOTICE. The Borrower shall give the Agent irrevocable notice (a "BORROWING/ELECTION NOTICE") of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 10:00 a.m. (Chicago time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued, and the duration of the Interest Period applicable thereto.

      2.10 DEFAULT RATE. After the occurrence and during the continuance of a Default, at the option of the Agent or at the direction of the Required Lenders,
(a) the interest rate(s) applicable to the Obligations (whether Floating Rate Advances, Swing Line Loans or Eurodollar Rate Advances) shall be equal to the Floating Rate, changing as and when the Floating Rate changes PLUS two percent (2.00%) per annum for all Loans and other Obligations and (b) the fees payable under SECTION 3.8 with respect to Letters of Credit shall be equal to the Applicable L/C Fee Percentage PLUS two percent (2.00%) per annum.

      2.11 METHOD OF PAYMENT. All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to ARTICLE XIV, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to ARTICLE XIV or at any Lending Installation specified in a notice received by the Agent from such Lender. The Borrower authorizes the Agent to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder. Each reference to the Agent in this SECTION 2.11 shall also be deemed to refer, and shall apply equally, to the Issuing Bank, in the case of payments required to be made by the Borrower to the Issuing Bank pursuant to ARTICLE III.

      2.12  EVIDENCE OF DEBT.

      (a) Each Lender shall maintain in accordance with its usual practice an account or accounts (a "LOAN ACCOUNT") evidencing the indebtedness of the Borrower to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

      (b) The Register maintained by the Agent pursuant to SECTION 13.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to SECTION 13.3, (iv) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

      (c) The entries made in the Loan Account, the Register and the other accounts maintained pursuant to SUBSECTIONS (A) or (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower objects to information contained in the

Loan Accounts, the Register or the other accounts within thirty (30) days of the Borrower's receipt of such information; PROVIDED that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

      (d) Any Lender may request that the Revolving Loans made by it each be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Agent and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to SECTION 13.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

      2.13 TELEPHONIC NOTICES. The Borrower authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error. In case of disagreement concerning such notices, if the Agent has recorded telephonic Borrowing/Election Notices, such recordings will be made available to the Borrower upon the Borrower's request therefor.

      2.14 PROMISE TO PAY; INTEREST AND COMMITMENT FEES; INTEREST PAYMENT DATES; INTEREST AND FEE BASIS; LOAN AND CONTROL ACCOUNTS.

      (A) PROMISE TO PAY. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

      (B) INTEREST PAYMENT DATES. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each calendar quarter, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

      (C) COMMITMENT FEES AND AGENT'S FEES. (i) The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a Commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, on the amount by which
(A) the Aggregate  Revolving Loan Commitment in effect from time to time exceeds
(B) the Revolving Credit Obligations (excluding the outstanding principal amount of the Swing Line Loans) in effect from time to time. All such Commitment fees payable under this CLAUSE (C) shall be payable quarterly in arrears on each Payment Date occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on December 31,
1999), on the date of any reduction of the Aggregate Revolving Loan Commitment for the amount so reduced and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.
      (ii) The Borrower agrees to pay to the Agent for the sole account of the Agent and the Arranger (unless otherwise agreed between the Agent and the Arranger and any Lender) the fees set forth in the letter agreement among the Agent, the Arranger and the Borrower dated November 9, 1999, payable at the times and in the amounts set forth therein.

      (D) INTEREST AND FEE BASIS; APPLICABLE FLOATING RATE MARGINS, APPLICABLE EURODOLLAR MARGINS; APPLICABLE COMMITMENT FEE PERCENTAGE AND APPLICABLE L/C FEE PERCENTAGE.

      (i) Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year for actual days elapsed. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m.(Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

      (ii) The Applicable Floating Rate Margins, Applicable Eurodollar Margins, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage shall be determined from time to time by reference to the table set forth below, on the basis of the then applicable Leverage Ratio as described in this SECTION 2.14(D)(II):


                        APPLICABLE MARGINS             APPLICABLE FEES
  LEVERAGE RATIO
                     APPLICABLE    APPLICABLE    APPLICABLE      APPLICABLE
                     EURODOLLAR     FLOATING       L/C FEE     COMMITMENT FEE
                       MARGIN      RATE MARGIN   PERCENTAGE      PERCENTAGE
                    ------------------------------------------------------------

--------------------------------------------------------------------------------
LEVEL I
_1.0 to 1.00           0.75%         0.00%         0.75%         0.20%
--------------------------------------------------------------------------------
LEVEL II
_1.0 to 1.00 and       0.875%        0.00%         0.875%        0.225%
--------------------------------------------------------------------------------

_1.5 to 1.00
--------------------------------------------------------------------------------
LEVEL III
_1.5 to 1.00 and       1.00%         0.00%         1.00%         0.25%
_2.0 to 1.00
-------------------------------------------------------------------------------
LEVEL IV
_2.0 to 1.00 and       1.25%         0.25%         1.25%         0.275%
_2.5 to 1.00
-------------------------------------------------------------------------------
LEVEL V                1.50%         0.50%         1.50%         0.30%
_2.5 to 1.00
-------------------------------------------------------------------------------

For purposes of this SECTION 2.14(D)(II), the Leverage Ratio shall be calculated as provided in SECTION 7.4(A). Upon receipt of the financial statements delivered pursuant to SECTION 7.1(A)(I) (other than such financials for the last quarter of each fiscal year) and SECTION 7.1(A)(II), as applicable, and upon consummation of the Rugby Acquisition and each other Permitted Acquisition, the Applicable Floating Rate Margins, Applicable Eurodollar Margins, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the Agent's receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to SECTION 7.1(A)(III), or the Agent's receipt of an Authorized Officer's certificate pursuant to SECTION 7.3(F), as applicable; PROVIDED, that if the Borrower shall not have timely delivered its financial statements in accordance with SECTION 7.1(A)(I) or (II), or such Authorized Officer's certificate, as applicable, then commencing on the date upon which such financial statements or certificate should have been delivered and continuing until such financial statements or certificate, as applicable, are actually delivered, it shall be assumed for purposes of determining the Applicable Floating Rate Margins, Applicable Eurodollar Margins, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage that the Leverage Ratio was greater than 2.5 to 1.0 and Level V pricing shall be applicable.

      (iii) Notwithstanding anything herein to the contrary, from the Closing Date to but not including the fifth Business Day following receipt of the Borrower's financial statements delivered pursuant to SECTION 7.1(A)(I) for the fiscal quarter ending June 30, 2000, the Applicable Floating Rate Margins, Applicable Eurodollar Margins, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage shall be set at the greater of (a) Level III and
(b) the Level determined in accordance with clause (ii) above.

      2.15 NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND AGGREGATE REVOLVING LOAN COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Election Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

      2.16 LENDING INSTALLATIONS. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

      2.17 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

      2.18 TERMINATION DATE. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated (including under Hedging Agreements or other agreements with respect to Hedging Obligations) and all of the Letters of Credit shall have expired, been canceled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

      2.19 REPLACEMENT OF CERTAIN LENDERS. In the event a Lender ("AFFECTED LENDER") shall have: (i) failed to fund its Pro Rata Share of any Advance requested by the Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans or Reimbursement Obligations, which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under SECTIONS 4.1, 4.2 or 4.5 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred by any other Lender, (iii) delivered a notice pursuant to SECTION 4.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked SECTION 10.2, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of SECTION 13.3 which the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("REPLACEMENT LENDER"), all of such

Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with SECTION 13.3. The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under SECTIONS 4.1, 4.2 and 4.5 with respect to such Affected Lender and compensation payable under SECTION 2.14(C) in the event of any replacement of any Affected Lender under CLAUSE (II) or CLAUSE (III) of this
SECTION 2.19; PROVIDED that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTIONS 4.1, 4.2, 4.4, 4.5 and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under SECTION 11.8. Upon the replacement of any Affected Lender pursuant to this SECTION 2.19, the provisions of SECTION 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.


ARTICLE III: THE LETTER OF CREDIT FACILITY

      3.1  OBLIGATION  TO ISSUE  LETTERS  OF  CREDIT.  Subject  to the terms and
conditions  of  this  Agreement  and  in  reliance  upon  the   representations,
warranties and covenants of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower through the Issuing Bank's branches as it and the Borrower may jointly agree, one or more Letters of Credit denominated in Dollars in accordance with this ARTICLE III, from time to time during the period, commencing on the Initial Funding Date and ending on the fifth Business Day prior to the Revolving Loan Termination Date.

      3.2 TRANSITIONAL PROVISION. SCHEDULE 3.2 contains a schedule of certain letters of credit issued for the account of the Borrower prior to the Closing Date. Subject to the satisfaction of the conditions contained in SECTIONS 5.1 and 5.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this ARTICLE III.

      3.3 TYPES AND AMOUNTS. The Issuing Bank shall not have any obligation to and the Issuing Bank shall not:

            (i) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (a) the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, or (b) the aggregate outstanding amount of the L/C Obligations would exceed $10,000,000; or

            (ii) issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of (a) one (1) year after the date of issuance thereof or (b) five (5) Business Days immediately preceding the Revolving Loan Termination Date; PROVIDED that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in CLAUSE (B) above).

      3.4 CONDITIONS. In addition to being subject to the satisfaction of the conditions contained in SECTIONS 5.1 and 5.2, the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

            (i) the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of EXHIBIT C hereto, duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the "L/C DOCUMENTS"), and the proposed Letter of Credit shall be reasonably satisfactory to the Issuing Bank and the Borrower as to form and content; and

            (ii) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

      3.5 PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT. (a) Subject to the terms and conditions of this ARTICLE III and provided that the applicable conditions set forth in SECTIONS 5.1 and 5.2 hereof have been satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with the Issuing Bank's usual and customary business practices and, in this connection, the Issuing Bank may assume that the applicable conditions set forth in SECTION 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Agent or a Lender or has knowledge that the applicable conditions have not been met.

      (b) The Issuing Bank shall give the Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, PROVIDED, HOWEVER, that the failure to provide such notice shall not result in any liability on the part of the Issuing Bank.

      (c) The Issuing Bank shall not extend (including as a result of any evergreen provision) or amend any Letter of Credit unless the requirements of this SECTION 3.5 are met as though a new Letter of Credit was being requested and issued.

      3.6 LETTER OF CREDIT PARTICIPATION. On the date of this Agreement, with respect to the Letters of Credit identified on SCHEDULE 3.2, and immediately upon the issuance of each Letter of Credit hereunder, each Lender with a Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the Issuing Bank thereunder (collectively, an "L/C INTEREST") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender's Pro Rata Share. The Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Agent or the Issuing Bank, in either case, to the extent the Borrower fails to reimburse the Issuing Bank on such date in an amount equal to such payment or draw, each Lender shall make payment to the Agent, for the account of the Issuing Bank, in immediately available funds in an amount equal to such Lender's Pro Rata Share of the amount of such payment or draw. The obligation of each Lender to reimburse the Issuing Bank under this SECTION 3.6 shall be unconditional, continuing, irrevocable and absolute, unless the applicable Letter of Credit shall have been issued or amended in contravention of the provisions of SECTION 3.3. In the event that any Lender fails to make payment to the Agent of any amount due under this SECTION 3.6, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; PROVIDED, HOWEVER, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Issuing Bank for such amount in accordance with this SECTION 3.6.

      3.7 REIMBURSEMENT OBLIGATION. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "REIMBURSEMENT OBLIGATION" with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Borrower no later than the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, the date specified in the demand of the Issuing Bank. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this SECTION 3.7, the Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement
Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating

Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

      3.8  LETTER OF CREDIT FEES.  The Borrower agrees to pay:

             (i) quarterly, in arrears, to the Agent for the ratable benefit of the Lenders, except as set forth in SECTION 9.2, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding face amount available for drawing under all standby Letters of Credit;

             (ii) quarterly, in arrears, to the Issuing Bank, a letter of credit fronting fee at a rate per annum equal to 0.125% on the average daily outstanding face amount available for drawing under all Letters of Credit issued by the Issuing Bank; and

            (iii) to the Issuing Bank, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by the Issuing Bank with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

      3.9 ISSUING BANK REPORTING REQUIREMENTS. Upon the request of any Lender, the Issuing Bank shall furnish to such Lender copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party.

      3.10 INDEMNIFICATION; EXONERATION. (A) In addition to amounts payable as elsewhere provided in this ARTICLE III, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, the Issuing Bank and each Lender from and against any and all liabilities and costs which the Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Bank, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future DE JURE or DE FACTO Governmental Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

      (B) As among the Borrower, the Lenders, the Agent and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Agent, the Issuing Bank nor any Lender shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise;
(v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Bank and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers under this SECTION 3.10.

      (C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Issuing Bank, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

      (D) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

      (E) Nothing in the ARTICLE III shall relieve the Issuing Bank from its obligations under applicable law with respect to Letters of Credit.

      3.11 CASH COLLATERAL. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, upon the Agent's demand, deliver to the Agent for the benefit of the Lenders and the Issuing Bank, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to the aggregate outstanding L/C Obligations. In addition, if the Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Revolving Credit Availability. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders and the Issuing Bank as collateral security for the Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Bank for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this
SECTION 3.11 which are not to be applied to reimburse the Issuing Bank for amounts actually paid or to be paid by the Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Borrower (after deduction of the Agent's expenses incurred in connection with such cash collateral account).


ARTICLE IV:  YIELD PROTECTION; TAXES

      4.1. YIELD PROTECTION. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)subjects any Lender or any applicable  Lending  Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loans or L/C Interests, or

(ii)imposes or increases or deems applicable any reserve, assessment,  insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Advances), or

(iii)imposesany other  condition  the result of which is to increase the cost to any Lender or any applicable Lending Installation, as determined by such Lender in accordance with its customary lending practices with respect to loan arrangements of a similar types as that contemplated by this Agreement (as such practices are modified from time to time by such Lender, in its sole discretion), of making, funding or maintaining its Loans or L/C Interests or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans or L/C Interests, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Loans, L/C Interests or Revolving Loan Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Loans, L/C Interests or Revolving Loan Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

      4.2. CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines, in accordance with its customary lending practices with respect to loan arrangements of a similar types as that contemplated by this Agreement (as such practices are modified from time to time by such Lender, in its sole discretion), the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, L/C Interests or its Revolving Loan Commitment hereunder (after taking into account such Lender's policies as to capital adequacy). "CHANGE" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "RISK-BASED CAPITAL GUIDELINES" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

      4.3. AVAILABILITY OF TYPES OF ADVANCES. If any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (ii) the interest rate applicable to Eurodollar Rate Advances does not accurately reflect the cost of making or maintaining Eurodollar Rate
Advances, then the Agent shall suspend the availability of Eurodollar Rate Advances and require any affected Eurodollar Rate Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by SECTION 4.4.

      4.4. FUNDING INDEMNIFICATION. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Rate Advance. In connection with any assignment by any Lender of any portion of the Loans made pursuant to SECTION 13.3 and made during the Syndication Period, and if Eurodollar Rate Advances are outstanding, the Borrower shall be deemed to have repaid all outstanding Eurodollar Rate Advances as of the effective date of such assignment and reborrowed such amount as a Floating Rate Advance and/or Eurodollar Rate Advance (chosen in accordance with the provisions of SECTION 2.3) and the indemnification provisions under this SECTION 4.4 shall apply.

      4.5. TAXES. (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, Issuing Bank or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 4.5) such Lender, Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

      (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any promissory note issued hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement or any promissory note issued hereunder ("OTHER TAXES").

       (iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this SECTION 4.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to SECTION 4.6.

      (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "NON-U.S. LENDER") agrees that it will, not less than ten (10) Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 (or, if delivered after December 31, 1999, IRS Form W-8BEN) or 4224 (or, if delivered after December 31, 1999, IRS Form W-8ECI), or, in either case, an applicable successor form, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

      (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to CLAUSE (IV), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this SECTION 4.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under CLAUSE (IV), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

      (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any promissory note issued hereunder pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
      (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this SECTION 4.5(VII) shall survive the payment of the Obligations, the termination of the Letters of Credit and termination of this Agreement.

      4.6. LENDER STATEMENTS; SURVIVAL OF INDEMNITY. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrower to such Lender under SECTIONS 4.1, 4.2 and 4.5 or to avoid the unavailability of Eurodollar Rate Advances under SECTION 4.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under SECTION 4.1, 4.2, 4.4 or 4.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under SECTIONS 4.1, 4.2, 4.4 and 4.5 shall survive payment of the Obligations, termination of the Letters of Credit and termination of this Agreement.


ARTICLE V:  CONDITIONS PRECEDENT

      5.1 INITIAL ADVANCES AND LETTERS OF CREDIT. The Lenders shall not be required to make the initial Loans or issue any Letters of Credit unless the Borrower has furnished to the Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Agent and the Lenders:

            (1) Copies of the Certificate of Incorporation of the Borrower and each of the Guarantors (collectively, the "LOAN PARTIES"), together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

            (2) Copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of its By-Laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents entered into by it;

            (3) An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the signature of the officers of the Loan Parties authorized to sign the Loan Documents and of the Borrower authorized to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

            (4) A certificate, in form and substance satisfactory to the Agent, signed by the Chief Financial Officer of the Borrower, stating that on the Initial Funding Date all the representations in this Agreement are true and correct and no Default or Unmatured Default has occurred and is continuing;

            (5) The written opinion of the Borrower's counsel, addressed to the Agent and the Lenders, in substantially the form attached hereto as EXHIBIT E and containing assumptions and qualifications acceptable to the Agent and the Lenders;

            (6) Evidence reasonably satisfactory to the Agent that the Borrower and each of its Subsidiaries (a) has made a full and complete assessment of the Year 2000 Issues; (b) has a realistic and achievable program from remediating the Year 2000 Issues, including a timetable and budget of anticipated costs; and (c) has source of funds as required in such budget;

            (7) Evidence satisfactory to the Agent that (i) all conditions precedent to the consummation of the Spin-Off have been satisfied, (ii) the Spin-Off Transactions have been approved by all necessary corporate action of Crane's and the Borrower's Board of Directors and, if required, shareholders, and the terms of the Spin-Off Transactions have not been amended, waived or modified in any material respect from those set forth in the Form 10 without the approval of the Agent and the Required Lenders (such approval not to be unreasonably withheld); (iii) the Tax Ruling has been obtained; and (iv) other than the initial funding hereunder for purposes of making the Crane Payment, the Spin-Off Transactions have been consummated in accordance with the terms of the Form 10;

            (8) Evidence satisfactory to the Agent that there exists no injunction or temporary restraining order which, in the judgment of the Agent, would prohibit the making of the Loans or the consummation of the Spin-Off Transactions and the other transactions contemplated by the Transaction Documents or any litigation seeking such an injunction or restraining order;

            (9) Written money transfer instructions reasonably requested by the Agent, addressed to the Agent and signed by an Authorized Officer;

            (10) Copies of the PRO FORMA opening consolidated financial statements of the Borrower and its Subsidiaries, after giving effect to the Spin-Off Transactions (and if closing simultaneously therewith, the Rugby Transactions), which financial statements shall demonstrate, in the reasonable judgement of the Agent, together with all other information then available to the Agent, the ability of the Borrower and its Subsidiaries to repay their debts and satisfy their respective other obligations as and when due, and to comply with the financial covenants set forth in SECTION 7.4 hereof, and such PRO FORMA financial statements shall not have changed in any material respect from the PRO FORMA financial statements contained in the Borrower's Confidential Information Memorandum dated November, 1999 (the "BANK BOOK");

            (11) Evidence satisfactory to the Agent of the payment of all principal, interest, fees and premiums, if any, on all loans outstanding under all outstanding funded debt and credit facilities of the Borrower and each of its Subsidiaries (other than Permitted Existing Indebtedness) and the termination of the applicable agreements, including, without limitation, the Borrower's and its Subsidiaries' Indebtedness identified on SCHEDULE 5.1 attached hereto;

            (12) Opinions of value, solvency and other appropriate factual information and advice in form and substance reasonably satisfactory to it and from the Chief Financial Officer of the Borrower supporting the conclusions that after giving effect to the Spin-Off Transactions and the Rugby Transactions and the initial borrowing hereunder, the Borrower and its Subsidiaries on a consolidated basis are Solvent and will be Solvent subsequent to incurring the indebtedness contemplated under the Transaction Documents, will be able to pay its debts and liabilities as they become due and will not be left with unreasonably small working capital for general corporate purposes;

            (13) Evidence satisfactory to the Agent that the Borrower has paid to the Agent and the Arranger the fees agreed to in the fee letter dated November 9, 1999, among the Agent, the Arranger and the Borrower;

            (14) Evidence satisfactory to the Agent that the Borrower has met the other conditions set forth in the term sheet included in the Bank Book under Tab 4 thereof; and

            (15) Such other documents as the Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as EXHIBIT H to this Agreement.

            5.2 EACH ADVANCE AND LETTER OF CREDIT. The Lenders shall not be required to make any Advance, or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

            (i)  There exists no Default or Unmatured Default;

            (ii) The representations and warranties contained in ARTICLE VI are true and correct as of such Borrowing Date except for changes in the Schedules to this Agreement reflecting transactions permitted by or not in violation of this Agreement; and

            (iii) The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment; PROVIDED, FURTHER, if such Advance or Letter of Credit is made or issued prior to the closing of the Rugby Transactions in accordance with the terms of this Agreement, the Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed an amount equal to the Aggregate Revolving Loan Commitment MINUS $32,000,000.

      Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in SECTIONS 5.2(I) and (II) have been satisfied. Any Lender may require a duly completed officer's certificate in substantially the form of EXHIBIT G hereto and/or a duly completed compliance certificate in substantially the form of EXHIBIT H hereto as a condition to making an Advance.


ARTICLE VI:  REPRESENTATIONS AND WARRANTIES

       In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Transaction Documents on the Closing Date, and thereafter on each date as required by
SECTION 5.2:

      6.1 ORGANIZATION; CORPORATE POWERS. The Borrower and each of its Subsidiaries (i) is a corporation, limited liability company, partnership or other commercial entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

      6.2  AUTHORITY.

      (A) The Borrower and each of its Subsidiaries has the requisite power and authority to execute, deliver and perform each of the Transaction Documents which are to be executed by it in connection with the Transactions or which have been executed by it as required by this Agreement and the other Loan Documents and (ii) to file the Transaction Documents which must be filed by it in connection with the Transactions or which have been filed by it as required by this Agreement, the other Loan Documents or otherwise with any Governmental Authority. .
      (B) The execution, delivery, performance and filing, as the case may be, of each of the Transaction Documents which must be executed or filed by the Borrower or any of its Subsidiaries in connection with the Transactions or which have been executed or filed as required by this Agreement, the other Loan Documents or otherwise and to which the Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such Transactions.

      (C) Each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Transaction Documents delivered to the Agent pursuant to SECTION 5.1 without the prior written consent of the Required Lenders, and the Borrower and its Subsidiaries have, and, to the best of the Borrower's and its Subsidiaries' knowledge, all other parties thereto have, performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Initial Funding Date, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

      6.3 NO CONFLICT; GOVERNMENTAL CONSENTS. The execution, delivery and performance of each of the Loan Documents and other Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws of the Borrower or any such Subsidiary, (ii) with respect to the Transaction Documents other than the Loan Documents, constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iii) with respect to the Loan Documents, constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens permitted or created by the Loan Documents, or (v) require any approval of the Borrower's or any such Subsidiary's Board of Directors or shareholders except such as have been obtained. Except as set forth on SCHEDULE 6.3 to this Agreement, the execution, delivery and performance of each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

      6.4  FINANCIAL STATEMENTS.

      (A) The PRO FORMA balance sheet, income statements and statements of cash flow of the Borrower and its Subsidiaries, copies of which are attached hereto as SCHEDULE 6.4 to this Agreement, present on a PRO FORMA basis the financial condition of the Borrower and such Subsidiaries as of such date, and reflect on a PRO FORMA basis those liabilities reflected in the notes thereto and resulting from consummation of the Spin-Off Transactions, and, if closing simultaneously therewith, the Rugby Transactions, and the other transactions contemplated by this Agreement, and the payment or accrual of all transaction costs payable on the Initial Funding Date with respect to any of the foregoing and demonstrate that, after giving effect to such transactions, the Borrower and its Subsidiaries can repay their debt and satisfy their other obligations as and when due, and can comply with the requirements of this Agreement. The projections and assumptions expressed in the PRO FORMA financials referenced in this SECTION 6.4(A) were prepared in good faith and represent management's opinion based on the information available to the Borrower at the time so furnished and, since the preparation thereof, there has occurred no material adverse change in the business, financial condition, operations, or prospects of the Borrower or any of its Subsidiaries, or the Borrower and its Subsidiaries taken as a whole.

      (B) Complete and accurate copies of the audited financial statements and the audit report related thereto of the Huttig Sash & Door Company (now known as Huttig Building Products, Inc.) and its Subsidiaries as at December 31, 1998 and of Rugby USA and its Subsidiaries as at December 31, 1998 and unaudited financial statements of the Huttig Sash & Door Company and its Subsidiaries as at September 30, 1999 and of Rugby USA and its Subsidiaries as at September 30, 1999 have been delivered to the Agent.

      6.5 NO MATERIAL ADVERSE CHANGE. Since December 31, 1998 (determined by reference to the financial statements of Huttig Sash & Door Company and, if applicable, Rugby USA and its Subsidiaries), there has occurred no change in the business, properties, condition (financial or otherwise), performance, results of operations or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

      6.6  TAXES.

      (A) TAX EXAMINATIONS. All deficiencies which have been asserted against the Borrower or any of the Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to SECTION 7.2(D), neither the Borrower nor any of the Borrower's Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

      (B) PAYMENT OF TAXES. All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

      6.7 LITIGATION; LOSS CONTINGENCIES AND VIOLATIONS.  Except as set forth in
SCHEDULE 6.7 (the "DISCLOSED LITIGATION"), there is no action, suit, proceeding, arbitration or, to the Borrower's knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower's knowledge, threatened against the Borrower, any of its Subsidiaries or any property of any of them. Neither any of the Disclosed Litigation nor any action, suit, proceeding, arbitration or investigation which has commenced since the Closing Date (or the most recent update of the Disclosed Litigation) (i) challenges the validity or the enforceability of any material provision of the Transaction Documents or (ii) has or could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to SECTION 7.1(A) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is
(A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

      6.8 SUBSIDIARIES. SCHEDULE 6.8 to this Agreement (i) contains a description of the corporate structure of the Borrower, its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest; and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of the Borrower and the direct and indirect Subsidiaries of the Borrower are qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Capital Stock of the Borrower and each of its Subsidiaries and the owners of such shares (both as of the Initial Funding Date and on a fully-diluted basis), and (C) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation. Upon the consummation of the Rugby Acquisition and after the formation or acquisition of any New Subsidiary permitted under SECTION 7.3(G), if requested by the Agent, the Borrower shall provide a supplement to SCHEDULE 6.8 to this Agreement. Except as disclosed on SCHEDULE 6.8, none of the issued and outstanding Capital Stock of the Borrower or any of the Borrower's Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of the Borrower and each of the Borrower's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock. All of the Borrower's Subsidiaries are organized under the laws of any state of the United States and have substantially all of their operations conducted within the United States.

      6.9 ERISA. (A) Set forth in SCHEDULE 6.9(A) is a true and complete list of each Plan that, as of the date of this Agreement, is or was an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA). Set forth in
SCHEDULE 6.9(A) is a true and complete list of each Plan that, as of the date of this Agreement, is or was an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA).

      (B) Set forth in SCHEDULE 6.9(B) is a true and complete list of each Non-ERISA Commitment adopted by the Borrower or any of its Subsidiaries and in effect as of the date of this Agreement. SCHEDULE 6.9(B) also includes a true and complete list of each Non-ERISA Commitment which as of the date of this Agreement the Borrower or any of its Subsidiaries intends to adopt. The Borrower has delivered to the Agent correct and complete copies in existence as of the date of this Agreement of (i) all written Non-ERISA Commitments and all Non-ERISA Commitments intended to be written when adopted and (ii) all insurance and annuity policies and contracts and other funding arrangements and other documents relevant to any Non-ERISA Commitment. SCHEDULE 6.9(B) contains a true and complete description, as of the date of this Agreement, of all oral Non-ERISA Commitments. The Borrower has not adopted any Non-ERISA Commitment other than in the form of documents provided by the Borrower to the Agent.

      (C) The Borrower has delivered to the Agent with respect to each Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (IRS Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) the financial statements for the most recently completed three plan years for which such statements have been prepared, (v) the actuarial reports for the most recently begun three plan years for which such reports exist, (vi) the most recent determination letter issued by the IRS and the application submitted with respect to such letter, (vii) PBGC Form 1 for the most recently begun plan year and (viii) all correspondence with the IRS, DOL and PBGC concerning any controversy.

      (D) Except as disclosed on SCHEDULE 6.9(D), no Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. With respect to each Benefit Plan, Schedule B to the most recent annual report filed with the IRS with respect to such plan is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not by a material amount less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein). Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or
(ii) incurred a material  complete or partial  withdrawal  under Section 4203 or
Section 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make an installment or any other payment of a material amount required under Section 412 of the Code on or before the due date for such installment or other payment. Neither the Borrower nor any member of the Controlled Group is required to provide security of a material amount to a Benefit Plan pursuant to Section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any other arrangement which provides benefits to one or more employees, officers, directors, or consultants after termination of employment other than as required by Section 601 of ERISA and other than any such plan or arrangement with respect to which the Borrower and its Subsidiaries do not have any liability of a material amount. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal income tax under
Section 501(a) of the Code as currently in effect. With respect to each Plan, the Borrower and all Subsidiaries and all fiduciaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code. Each Plan and Non-ERISA Commitment complies in all material respects in form, and has been administered in all material respects in accordance with its terms and, in accordance with all laws and regulations, including but not limited to ERISA and the Code. There is no material action, suit or claim pending or threatened with respect to any Plan other than routine claims for benefits. There have been no and there is no prohibited transaction described in Sections 406 of ERISA or 4975 of the Code with respect to any Plan for which a statutory or administrative exemption does not exist which could reasonably be expected to subject the Borrower to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Subsidiaries to material liability. Neither the Borrower nor any Subsidiary is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither the Borrower nor any of its Subsidiaries has, by reason of the Transactions, any obligation to make any payment to any current or former employee, director, officer or consultant pursuant to any Plan or Non-ERISA Commitment or any obligation to make any such payment at a time earlier than when it would be otherwise payable. For purposes of this SECTION 6.9(D), "material" means any amount, noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, (i) of any amount (to the extent the representations set forth in this SECTION 6.9(D), other than the representation set forth in the fourth sentence of this SECTION 6.9(D), are made as of the Closing Date) or, (ii) of an amount in excess of $5,000,000 (to the extent the representations set forth in this SECTION 6.9(D) are made as of any date after the Closing Date or the representation set forth in the fourth sentence of this SECTION 6.9(D) is made as of any date).

      6.10 ACCURACY OF INFORMATION. The information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Agent and the Lenders pursuant to the terms thereof, including, without limitation the Bank Book, the Share Exchange Agreement and the Form 10, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

      6.11  SECURITIES   ACTIVITIES.   Neither  the  Borrower  nor  any  of  its
Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

      6.12 MATERIAL AGREEMENTS. Neither the Borrower nor any Subsidiary is a party to any Contractual Obligation or subject to any charter or other corporate or similar restriction which individually or in the aggregate will have or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

      6.13 COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

      6.14 ASSETS AND PROPERTIES. The Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under SECTION 7.3(C). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that has or could reasonably be expected to have a Material Adverse Effect.

      6.15 STATUTORY INDEBTEDNESS RESTRICTIONS. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

      6.16 INSURANCE. The insurance policies and programs in effect with respect to the respective properties, assets, liabilities and business reflect coverage that is reasonably consistent with prudent industry practice.

      6.17 LABOR MATTERS. No attempt to organize the employees of the Borrower, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated, which has or could reasonably be expected to have a Material Adverse Effect.

      6.18  SPIN-OFF AND RUGBY TRANSACTIONS.

      (a) SPIN-OFF TRANSACTIONS. Except as set forth in SCHEDULE 6.18 to this Agreement, (i) all conditions precedent to, and all consents necessary to permit, the consummation of the Spin-Off Transactions have been satisfied, (ii) the Spin-Off Transactions have been approved by all necessary corporate action of Crane's and the Borrower's Board of Directors and, if required, shareholders, and the terms of the Spin-Off Transactions have not been amended, waived or modified in any material respect from those set forth in the Form 10 without the approval of the Agent and the Required Lenders (such approval not to be unreasonably withheld); (iii) the Tax Ruling has been obtained; and (iv) other than the initial funding hereunder for purposes of making the Crane Payment, the Spin-Off Transactions have been consummated in accordance with the terms of the Form 10.

      (b) RUGBY TRANSACTIONS. On and after the date of any Loans to be made or Letters of Credit to be issued in connection with the Rugby Transactions, except as set forth in SCHEDULE 6.18 to this Agreement, (i) all conditions precedent to, and all consents necessary to permit, the consummation of the Rugby Transactions have been satisfied, (ii) the Rugby Transactions have been approved by all necessary corporate action of Crane's and the Borrower's Board of Directors and, if required, shareholders, and the terms of the Spin-Off Transactions have not been amended, waived or modified in any material respect from those set forth in the Share Exchange Agreement without the approval of the Agent and the Required Lenders (such approval not to be unreasonably withheld);
(iii) the Tax Ruling has been obtained; and (iv) other than the initial funding hereunder in connection therewith for purposes of making the Rugby Payment, the Rugby Transactions have been consummated in accordance with the terms of the Share Exchange Agreement.

      6.19 ENVIRONMENTAL MATTERS. (A) Except as disclosed on SCHEDULE 6.19 to this Agreement

            (i) the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

            (ii) the Borrower and its Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

            (iii) neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any material remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

            (iv) there is not now, nor to the Borrower's or any of its Subsidiaries' knowledge has there ever been, on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material that would result in material remediation costs or material penalties to the Borrower or any of its Subsidiaries; and

            (v)  neither  the  Borrower  nor  any of its  Subsidiaries  has  any
      material   Contingent   Obligation  in  connection  with  any  Release  or
      threatened Release of a Contaminant into the environment.

      (B) For purposes of this SECTION 6.19 "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

      6.20 SOLVENCY. After giving effect to (i) (a) the Loans to be made on the Initial Funding Date and the Crane Payment, (b) the Loans to be made on the date of the closing of the Rugby Transactions and the Rugby Payment, or (c) such other date as Loans requested hereunder are made, (ii) the other transactions contemplated by this Agreement and the other Transaction Documents, including consummation of the Spin-Off Transactions and, if applicable, Rugby Transactions, and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower is, and the Borrower and its Subsidiaries taken as a whole are, Solvent.

      6.21 YEAR 2000 ISSUES. Each of the Borrower and its Subsidiaries has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "YEAR 2000 PROGRAM"). Based on such assessment and on the Year 2000 Program, the Borrower does not reasonably anticipate any Material Adverse Effect as a result of Year 2000 Issues.

      6.22. BENEFITS. Each of the Borrower and its Subsidiaries will benefit from the financing arrangement established by this Agreement. The Agent and the Lenders have stated and the Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty, the Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.


ARTICLE VII :  COVENANTS

      The Borrower covenants and agrees that so long as any Revolving Loan Commitments are outstanding and thereafter until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated (including under Hedging Agreements or other agreements with respect to Hedging Obligations) and all of the Letters of Credit shall have expired, been canceled or terminated, unless the Required Lenders shall otherwise give prior written consent:

      7.1 REPORTING. The Borrower shall:

      (A) FINANCIAL REPORTING. Furnish to the Agent (with sufficient copies for each of the Lenders):

            (i) QUARTERLY REPORTS. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the Chief Financial Officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments, together with a comparison of the statements of income and cash flows to the budget.

            (ii) ANNUAL REPORTS. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (a) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in
      SECTION 7.4, (b) a schedule from the Borrower setting forth for each item in CLAUSE (A) hereof, the corresponding figures from the consolidated financial budget for the current fiscal year delivered pursuant to SECTION 7.1(A)(IV), and (c) an audit report on the items listed in CLAUSE (A) hereof (other than the consolidating schedules) of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this CLAUSE (II) shall be accompanied by a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof. In addition, the Borrower shall deliver to the Agent, promptly upon any receipt thereof, copies of any management letter prepared by the above-referenced accountants.

            (iii)  OFFICER'S  CERTIFICATE.  Together  with each  delivery of any financial statement (a) pursuant to CLAUSES (I) and (II) of this SECTION 7.1(A), an Officer's Certificate of the Borrower, substantially in the form of EXHIBIT G attached hereto and made a part hereof, stating that (x) the representations and warranties of the Borrower contained in ARTICLE VI hereof shall have been true and correct at all times during the period covered by such financial statements and as of the date of such Officer's Certificate and (y) as of the date of such Officer's Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to CLAUSES (I) and (II) of this SECTION 7.1(A), a compliance certificate, substantially in the form of EXHIBIT H attached hereto and made a part hereof, signed by the Borrower's Chief Financial Officer, setting forth calculations for the period which demonstrate compliance, when applicable, with the provisions of SECTIONS 2.4(B), 7.3(A) through (R) and SECTION 7.4, and which (x) calculate the Leverage Ratio for purposes of determining the then Applicable Floating Rate Margin, Applicable Eurodollar Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage and (y) set forth the Borrower's determination of such then Applicable Floating Rate Margin, Applicable Eurodollar Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage (which determination shall be subject to review and approval by the Agent).

            (iv) BUDGETS; BUSINESS PLANS; FINANCIAL PROJECTIONS. As soon as practicable and in any event not later than thirty (30) days prior to the beginning of each fiscal year commencing with the fiscal year beginning) January 1, 2001, a copy of the plan and forecast (including a projected balance sheet, income statement and a statement of cash flow) of the Borrower and its Subsidiaries for the upcoming three (3) fiscal years prepared in such detail as shall be reasonably satisfactory to the Agent.

      (B) NOTICE OF DEFAULT AND ADVERSE DEVELOPMENTS. Promptly upon any of the chief executive officer, chief operating officer, Chief Financial Officer, treasurer or controller of the Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, (ii) that any Person has given any written notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in SECTION 8.1(E), or (iii) that any other development, financial or otherwise (including, without limitation, developments with respect to Year 2000 Issues), which could reasonably be expected to have a Material Adverse Effect has occurred specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto. Notwithstanding the foregoing, in no event shall the Agent be deemed to have knowledge of any such default, Default, Unmatured Default, condition or event until the Agent shall have received written notice thereof from the Borrower.

      (C) LAWSUITS. (i) Promptly upon the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed pursuant to SECTION 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $5,000,000 or more, give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters; (ii) promptly upon the Borrower or any of its Subsidiaries obtaining knowledge of any material adverse developments with respect to any of the Disclosed Litigation, give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters, and (iii) in addition to the requirements set forth in CLAUSES (I) and
(II) of this SECTION 7.1(C), upon request of the Agent or the Required Lenders, promptly give written notice of the status of any Disclosed Litigation or any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to CLAUSE (I) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Agent and its counsel to evaluate such matters.

      (D) ERISA NOTICES. Deliver or cause to be delivered to the Agent and the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

            (i) (a) within ten (10) Business Days after the Borrower obtains knowledge that a Termination Event has occurred, a written statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten
      (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $5,000,000, a written statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

            (ii) within ten (10) Business Days after the Borrower or any of its Subsidiaries obtains knowledge that a prohibited transaction (as defined in Sections 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan, or that the IRS or DOL or any other Governmental Authority is investigating, or otherwise reviewing whether any such prohibited transaction might have occurred, a statement of the Chief Financial Officer of the Borrower describing such transaction and the action which the Borrower or such Subsidiary has taken, is taking or proposes to take with respect thereto;

            (iii) within ten (10) Business Days after the material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of, or obligation to commence, contributions to any Plan or Multiemployer Plan to which the Borrower or any member of the Controlled Group was not previously contributing, notification of such increase, establishment, commencement or obligation to commence and the amount of such contributions;

            (iv) within ten (10) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from or of any investigation or review by the IRS regarding the qualification of a Plan under Section 401(a) of the Code, a copy of such letter;

            (v) within ten (10) Business Days after the establishment of any foreign employee benefit plan or the commencement of, or obligation to commence, contributions to any foreign employee benefit plan to which the Borrower or any Subsidiary was not previously contributing, notification of such establishment, commencement or obligation to commence and the amount of such contributions;

            (vi) within ten (10) Business Days after request by the Agent or any Lender therefor, a copy of the most recent annual report (from 5500 series), including Schedule B thereto, as filed with the DOL, IRS or PBGC, a copy of such annual report;

            (vii) within ten (10) Business Days after request by the Agent or any Lender therefor, each actuarial report received by the Borrower or any member of the Controlled Group with respect to any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, a copy of such report;

            (viii) within ten (10) Business Days after the filing of any funding waiver request with the IRS, a copy of such funding waiver request and thereafter all communications received by the Borrower or a member of the Controlled Group with respect to such request within ten (10) Business Days such communication is received;

            (ix) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of any notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, a copy of such notice;

            (x) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, a copy of such notice;

            (xi) within ten (10) Business Days after the Borrower or any member of the Controlled Group fails to make an installment or any other payment required under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure; and

            (xii) within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter.

For purposes of this SECTION 7.1(D), the Borrower, any of its Subsidiaries and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group or any such Subsidiary is the plan sponsor.

      (E) LABOR MATTERS. Notify the Agent and the Lenders in writing, promptly upon the Borrower's learning thereof, of (i) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Borrower or any of its Subsidiaries.

      (F) OTHER INDEBTEDNESS. Deliver to the Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer's certificate) delivered by or on behalf of the Borrower to the holders of funded Indebtedness, including the Senior Notes, pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice or other communication received by the Borrower from the holders of funded Indebtedness pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Borrower.

      (G) OTHER REPORTS. Deliver or cause to be delivered to the Agent and the Lenders copies of all financial statements, reports and notices, if any, sent or made available generally by the Borrower to its securities holders or filed with the Commission by the Borrower, all press releases made available generally by the Borrower or any of the Borrower's Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary and all notifications received from the Commission by the Borrower or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder. The Borrower shall include the Agent and the Lenders on its standard distribution lists for all press releases made available generally by the Borrower or any of the Borrower's Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary.

      (H) ENVIRONMENTAL NOTICES. As soon as possible and in any event within ten
(10) days after receipt by the Borrower, deliver to the Agent and the Lenders a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and each of its Subsidiaries to liability individually or in the aggregate in excess of $5,000,000.

      (I) OTHER INFORMATION. Promptly upon receiving a request therefor from the Agent, prepare and deliver to the Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, or their respective businesses and assets, including, without limitation, schedules identifying and describing any Asset Sale (and the use of the Net Cash Proceeds thereof), as from time to time may be reasonably requested by the Agent.

      7.2  AFFIRMATIVE COVENANTS.

      (A) CORPORATE EXISTENCE, ETC. Except as permitted pursuant to SECTION 7.3(I), the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

      (B) CORPORATE POWERS; CONDUCT OF BUSINESS. The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in fields of enterprise substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries on the Closing Date.

      (C) COMPLIANCE WITH LAWS, ETC. The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless failure to comply or obtain such permits could not reasonably be expected to have a Material Adverse Effect.

      (D) PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION. The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by SECTION 7.3(C)) upon any of the Borrower's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED, HOWEVER, that no such taxes, assessments and governmental charges referred to in CLAUSE (I) above or claims referred to in CLAUSE (II) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

      (E) INSURANCE. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, insurance policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement.

      (F) INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. The Borrower shall permit and cause each of the Borrower's Subsidiaries to permit, any authorized representative(s) designated by either the Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants (and such accountants are hereby authorized to disclose to the Agent any and all financial statements and other supporting financial documents with respect to the business, financial conditions and other affairs of the Borrower and its Subsidiaries), all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. The Borrower shall keep and maintain, and cause each of the Borrower's Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Agent's request, shall turn over copies of any such records to the Agent or its representatives.

      (G) ERISA COMPLIANCE. The Borrower shall, and shall cause each of the Borrower's Subsidiaries to, establish, maintain and operate all Plans and Non-ERISA Commitments to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments.

      (H) MAINTENANCE OF PROPERTY. The Borrower shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that nothing in this SECTION 7.2(H) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Agent or the Lenders.

      (I) ENVIRONMENTAL COMPLIANCE. The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

      (J) USE OF PROCEEDS. The Borrower shall use the proceeds of the Loans to consummate the Transactions and to provide funds for the additional working capital needs and other general corporate purposes of the Borrower and its Subsidiaries.

      (K) ADDITION OF GUARANTORS. The Borrower shall cause each Subsidiary (including Subsidiaries existing as of the date hereof and any New Subsidiaries) to deliver to the Agent an executed supplement to the Guaranty to become a Guarantor under the Guaranty in the form attached to EXHIBIT I attached hereto and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Agent, such supplement and other documentation to be delivered to the Agent (i) on the date of the creation, acquisition of capitalization of a New Subsidiary, and (ii) as promptly as possible but in any event within thirty (30) days of determination that a Subsidiary needs to be added as a Guarantor.

      (L) YEAR 2000 ISSUES. The Borrower shall, and shall cause each of its Subsidiaries to, take all actions reasonably necessary to successfully implement the Year 2000 Program and to assure that the Year 2000 Issues will not have a Material Adverse Effect. The Borrower shall provide the Agent and each of the Lenders a copy of the Borrower's and its Subsidiaries' Year 2000 Program, including updates and progress reports upon request.

      7.3  NEGATIVE COVENANTS.

      (A) INDEBTEDNESS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

            (i)  the Obligations;

            (ii) Permitted  Existing  Indebtedness  and  Permitted   Refinancing
Indebtedness with respect thereto;

            (iii) Indebtedness in respect of obligations secured by Customary Permitted Liens;

            (iv) Indebtedness  constituting  Contingent Obligations permitted by
      SECTION 7.3(E);

            (v) Indebtedness arising from loans (a) from any Subsidiary to the Borrower or any wholly-owned Subsidiary or (b) from the Borrower to any wholly-owned Subsidiary; provided, that if the Borrower or any Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinate to the payment in full in cash of the Obligations on terms satisfactory to the Agent;

            (vi) Indebtedness in respect of Hedging Obligations  permitted under
      SECTION 7.3(O);

            (vii) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of fixed assets, if (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Indebtedness does not exceed $5,000,000 in the aggregate principal amount outstanding at any time, and (5) any Lien securing such Indebtedness is permitted under SECTION 7.3(C) (such Indebtedness being referred to herein as "PERMITTED PURCHASE MONEY INDEBTEDNESS");

            (viii) Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business;

            (ix) Indebtedness evidenced by the Senior Notes together with any Permitted Refinancing Indebtedness with respect thereto;

            (x) other Indebtedness (other than working capital financing) existing at a New Subsidiary at the time of the Permitted Acquisition thereof (but not incurred in connection or in anticipation of such Permitted Acquisition) the outstanding principal balance of which (when combined with any Permitted Purchase Money Indebtedness incurred or assumed in connection therewith) does not exceed ten percent (10%)of the book value of the assets acquired as a result of such Permitted Acquisition; and

            (xi) unsecured Indebtedness in addition to that set forth in CLAUSES
      (I) through (X), if, after giving effect thereto, the aggregate outstanding principal amount of Indebtedness pursuant to this CLAUSE (XI) does not exceed $500,000 at any time.

      (B) SALES OF ASSETS. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

            (i)  sales of Inventory in the ordinary course of business;

            (ii) the disposition in the ordinary course of business of Equipment that is obsolete, excess or no longer useful in the Borrower's or its Subsidiaries' businesses;

            (iii) the sale, transfer, lease or other disposition of assets having a fair market value of not greater than $5,000,000 in the aggregate in connection with the consolidation or closure by the Borrower and its Subsidiaries of branch locations;

            (iv) the sale of assets for consideration after the Closing Date not greater than $10,000,000 in the aggregate in respect of which the Borrower shall commit to and, within six months, in the case of a sale of Equipment, or twelve months, in the case of a sale of real property, of the receipt of the Net Cash Proceeds of such sale, use such Net Cash Proceeds to acquire assets of a like nature to those sold in such sale in replacement thereof; and

            (v) sales, assignments, transfers, leases, conveyances or other dispositions of other assets if such transaction (a) is for consideration consisting at least ninety percent (90%) of cash, (b) is for not less than fair market value, and (c) when combined with all such other transactions (each such transaction being valued at book value) (i) during the immediately preceding twelve-month period, represents the disposition of not greater than ten percent (10%) of the Borrower's Consolidated Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into, and (ii) during the period from the Closing Date to the date of such proposed transaction, represents the disposition of not greater than twenty percent (20%) of the Borrower's Consolidated Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into.

      (C) LIENS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

            (i) Liens, if any, created by the Loan Documents or otherwise securing the Obligations and Hedging Obligations under Hedging Agreements, which Liens have been extended for the equal and ratable benefit of the holders of the Senior Notes to secure the Indebtedness of the Borrower under the Note Purchase Agreement and the Senior Notes and which Liens are governed by a collateral sharing agreement, intercreditor agreement or collateral trust agreement executed with the holders of the Senior Notes or with respect to the Indebtedness evidenced by the Senior Notes on terms and conditions reasonably acceptable to the Agent and which Liens, pursuant to the terms of the Note Purchase Agreement, shall be automatically released without any action on the part of any holder of the Senior Notes, if the Lien thereon in favor of the Agent to secure the Obligations and Hedging Obligations shall be released;

            (ii)  Permitted Existing Liens;

            (iii)  Customary Permitted Liens;

            (iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Borrower's acquisition thereof) securing Permitted Purchase Money Indebtedness; PROVIDED that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease;

            (v) Liens with respect to property acquired by the Borrower or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition, provided that such Liens shall extend only to the property so acquired, shall not secure any working capital financing of the business acquired and shall secure Indebtedness permitted pursuant to the terms of SECTION 7.3(A); and

            (vi) other Liens securing Indebtedness (other than subordinated Indebtedness) permitted pursuant to SECTION 7.3(A) and in an aggregate amount not to exceed $5,000,000.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations and Hedging Obligations under Hedging Agreements; PROVIDED that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Indebtedness (including Capitalized Leases) may prohibit the creation of a Lien in favor of the Agent for the benefit of itself and the Holders of Obligations on the items of property obtained with the proceeds of such Permitted Purchase Money Indebtedness; PROVIDED, FURTHER that the Note Purchase Agreement in connection with the Senior Notes may prohibit the creation of a Lien in favor of the Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations and Hedging Obligations under Hedging Agreements unless the holders of the Senior

Notes shall be provided with an equal and ratable Lien, which Lien shall be governed by a collateral sharing agreement, intercreditor agreement or collateral trust agreement executed with the holders of the Senior Notes or with respect to the Indebtedness evidenced by the Senior Notes on terms and conditions reasonably acceptable to the holders of the Senior Notes and which Liens, pursuant to the terms of the Note Purchase Agreement, shall be automatically released without any action on the part of any holder of the Senior Notes, if the Lien thereon in favor of the Agent to secure the Obligations and Hedging Obligations shall be released.

      (D) INVESTMENTS. Except to the extent permitted pursuant to PARAGRAPH (G) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

            (i)  Investments in cash and Cash Equivalents;

            (ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

            (iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

            (iv) Investments consisting of deposit accounts maintained by the Borrower and its Subsidiaries in the ordinary course of business in connection with its cash management system;

            (v) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by SECTION 7.3(B);

            (vi) Investments consisting of (a) intercompany loans from any Subsidiary of the Borrower to the Borrower or any other Subsidiary permitted by SECTION 7.3(A) and (b) intercompany loans from the Borrower to its Subsidiaries permitted under SECTION 7.3(A);

            (vii) Investments constituting Permitted Acquisitions;

            (viii) Investments constituting Indebtedness permitted by SECTION 7.3(A) or Contingent Obligations permitted by SECTION 7.3(E) or Restricted Payments permitted by SECTION 7.3(F); and

            (ix)  Investments in addition to those  permitted  elsewhere in this
      SECTION 7.3(D) in an amount not to exceed $1,000,000;

PROVIDED, HOWEVER, that the Investments described in CLAUSE (VII) above shall not be permitted to be made at a time when either a Default or an Unmatured Default shall have occurred and be continuing or would result therefrom.

      (E) CONTINGENT OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Borrower or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business, (v) Contingent Obligations of the Subsidiaries of the Borrower under the Guaranty to which they are a party, (vi) Contingent Obligations of Subsidiaries which are Guarantors under the Guaranty consisting of the guaranty of the Indebtedness evidenced by the Senior Notes and the Note Purchase Agreement, (vii) guarantees of Indebtedness permitted by SECTION 7.3(A), provided that to the extent such Indebtedness is subordinated to the Obligations, each such guarantee shall be subordinated to the Obligations on terms reasonably acceptable to the Agent, and (viii) additional Contingent Obligations which do not exceed $10,000,000 in the aggregate at any time.

      (F) RESTRICTED PAYMENTS. The Borrower shall not declare or make any Restricted Payment, except:

            (i) Restricted Payments made in connection with the defeasance, redemption or repurchase of any Indebtedness with the Net Cash Proceeds of Permitted Refinancing Indebtedness;

            (ii) Restricted Payments consisting of the Crane Payment and, so long as the Rugby Acquisition has been consummated in accordance with the terms hereof, the Rugby Payment, provided the aggregate amount of such Restricted Payments shall not exceed $100,000,000;

            (iii) Restricted Payments of any Subsidiary of the Borrower to the Borrower or to a Guarantor; and

            (iv) other Restricted Payments provided that prior to the declaration or payment of such Restricted Payment, the Borrower shall deliver to the Agent a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Agent that after giving effect to such Restricted Payment and the incurrence of any Indebtedness permitted by SECTION 7.3(A) in connection therewith, on a PRO FORMA basis, as if the Restricted Payment and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in SECTION 7.4 and not otherwise in Default; PROVIDED, HOWEVER, that in no event shall any Restricted Payments be declared or made if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

      (G) CONDUCT OF BUSINESS; NEW SUBSIDIARIES; ACQUISITIONS. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower and its Subsidiaries and, if applicable, Rugby USA and its Subsidiaries, on the date hereof and any business or activities which are substantially similar, related or incidental thereto. The Borrower may create, acquire in a Permitted Acquisition or capitalize any Subsidiary incorporated under the laws of any state of the United States and substantially all of the operations of which are conducted within the United States ("NEW SUBSIDIARY") after the date hereof if (i) no Default or Unmatured Default shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct; and (iii) after such creation, acquisition or capitalization the Borrower shall be in compliance with the terms of SECTION 7.2(K).

            The Borrower shall not make any Acquisitions, other than (y) the Rugby Acquisition; provided that all conditions precedent to the consummation of the Rugby Acquisition under the Share Exchange Agreement, the Rugby Acquisition has been approved by all necessary corporate action of Rugby PLC's and the Borrower's Board of Directors and, if required, shareholders, and the terms of the Share Exchange Agreement have not been amended, waived or modified in any material respect from those in effect as of the date hereof without the approval of the Agent (such approval not to be unreasonably withheld); and (z) Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a "PERMITTED ACQUISITION"):

            (i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition (including the Rugby Acquisition) or the incurrence of any Indebtedness in connection therewith;

            (ii) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis pursuant to an acquisition agreement approved by the board of directors or other applicable governing body of the Seller prior to the commencement thereof which acquisition agreement and related documents are reasonably satisfactory to the Agent (including, without limitation, in respect of representations, indemnities and opinions) and results of due diligence are reasonably satisfactory to the Agent;

      (iii) without the prior written consent of the Required Lenders, the cash purchase price (including, without limitation or duplication, cash,
      Restricted Payments and Indebtedness assumed (net of any cash acquired))(the "PURCHASE PRICE") shall not exceed $50,000,000 for any single Acquisition transaction or series of Acquisition transactions with respect to Persons that are Affiliates;

            (iv) the businesses being acquired shall be substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries on the Closing Date; and

            (v) prior to each such Acquisition, the Borrower shall deliver to the Agent a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by SECTION 7.3(A) in connection therewith, on a PRO FORMA basis using historical audited and reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower's reasonable judgment, as if the Acquisition and such incurrence of
      Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in SECTION 7.4 and not otherwise in Default.

      (H) TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Except for the transactions set forth on SCHEDULE 7.3(H) or in connection with the Company's and its Subsidiaries' Incentive Arrangements in an amount not to exceed $10,000,000, neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with Crane, Rugby PLC, any holder or holders of five percent (5%) or more of the Equity Interests of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate, except for Restricted Payments permitted by SECTION 7.3(F) and Investments permitted by SECTION 7.3(D).

      (I) RESTRICTION ON FUNDAMENTAL CHANGES. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower's or any such Subsidiary's business or property, whether now or hereafter acquired, except (i) transactions permitted under SECTIONS 7.3(B) or 7.3(G), and (ii) a Subsidiary of the Borrower may be merged into, liquidated into or consolidated with the Borrower (in which case the Borrower shall be the surviving corporation) or any wholly-owned Subsidiary of the Borrower, provided if a Guarantor is merged into, liquidated into or consolidated with another Subsidiary of the Borrower, the surviving Subsidiary shall also be or shall become a Guarantor.

      (J) MARGIN REGULATIONS. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

      (K)  ERISA.  The Borrower shall not

             (i) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

            (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

            (iii) fail, or permit any Controlled Group member to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

            (iv) terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in liability of the Borrower or any Controlled Group member under Title IV of ERISA;

            (v) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

            (vi) fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

            (vii) amend, or permit any Controlled Group member to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any Controlled Group member is required to provide security to such Plan under Section 401(a)(29) of the Code, except where such transactions, events, circumstances, or failures are not, individually or in the aggregate, reasonably expected to result in liability individually or in the aggregate in excess of $5,000,000 or have a Material Adverse Effect.

      (L) CORPORATE DOCUMENTS. Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner adverse to the interests of the Lenders, without the prior written consent of the Required Lenders.

      (M) FISCAL YEAR. Neither the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a twelve-month period ending December 31 of each year.

      (N) SUBSIDIARY COVENANTS. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, to sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary or merge, consolidate with or liquidate into the Borrower or any other Subsidiary.

      (O) HEDGING OBLIGATIONS. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any Hedging Arrangements other than Hedging Arrangements entered into by the Borrower or its Subsidiaries with Lenders pursuant to which the Borrower or such Subsidiary has hedged its or its Subsidiaries reasonably estimated interest rate, foreign currency or commodity exposure and which are of a non-speculative nature. Such permitted Hedging Arrangements entered into by the Borrower and any Lender or any affiliate of any Lender are sometimes referred to herein as "HEDGING AGREEMENTS."

      (P) ISSUANCE OF DISQUALIFIED STOCK. From and after the Closing Date, neither the Borrower, nor any of its Subsidiaries shall issue any Disqualified Stock. All issued and outstanding Disqualified Stock shall be treated as Indebtedness for borrowed money for all purposes of this Agreement (and as funded Indebtedness for purposes of SECTION 7.1(F)), and the amount of such deemed Indebtedness shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

      (Q) OTHER INDEBTEDNESS. The Borrower shall not amend, modify or supplement, or permit any Subsidiary to amend, modify or supplement (or consent to any amendment, modification or supplement of), any document, agreement or instrument evidencing any Indebtedness that is subordinated to the Obligations (or any replacements, substitutions or renewals thereof) where such amendment, modification or supplement provides for the following or which has any of the following effects:

            (i) increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

            (ii) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

            (iii) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

            (iv) increases the rate of interest accruing on such Indebtedness;

            (v) provides for the payment of additional fees or increases existing fees;

            (vi) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or a Subsidiary of the Borrower from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower (or any Subsidiary of the Borrower) or which is otherwise adverse to the Borrower and/or the Lenders or, in the case of adding covenants, which places material additional restrictions on the Borrower (or a Subsidiary of the Borrower) or which requires the Borrower or any such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance from that set forth in the existing financial covenants;

            (vii) amends, modifies or adds any affirmative covenant in a manner which, when taken as a whole, is adverse to the Borrower and/or the Lenders; or

            (viii) amends, modifies or supplements the subordination provisions thereof.

      (R) INTERCOMPANY LOANS. Neither the Borrower nor any of its Subsidiaries shall make any loans to any other Subsidiary of the Borrower except to the extent any such loans shall be evidenced by either demand promissory notes or promissory notes which provide that (i) a Default under this Agreement shall constitute a default under such promissory note entitling such Person to accelerate the payment thereof, and (ii) if any acceleration of the Obligations under this Agreement shall occur, the obligations under such promissory note shall immediately become due and payable without any election or action on the part of such Person.

      7.4  FINANCIAL COVENANTS.  The Borrower shall comply with the following:

      (A) MAXIMUM LEVERAGE RATIO. The Borrower shall not permit the ratio (the "LEVERAGE RATIO") of (i) the sum of (a) all Indebtedness (other than Hedging Obligations) of the Borrower and its Subsidiaries to (ii) EBITDA at any time to be greater than 3.00 to 1.00. The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and
(b) for EBITDA, the actual amount for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a PRO FORMA basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller (with the EBITDA component thereof broken down by fiscal quarter in the Borrower's reasonable judgment).

      (B) MINIMUM CONSOLIDATED NET WORTH. The Borrower shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) [$__________]1 PLUS (b) fifty percent (50%) of Net Income (if positive) earned in each fiscal quarter calculated beginning with the fiscal quarter ending March 31, 2000, PLUS
(c) one-hundred percent (100%) of any positive adjustment to stockholders' equity resulting from any transaction involving any capital contribution to the Borrower or the issuance by the Borrower or any Subsidiary of any Capital Stock to the extent such capital contribution or any other cash or other property received by the Borrower or such Subsidiary from such issuance is used by the Borrower or any Subsidiary to pay all or any part of the purchase price of any Permitted Acquisition.

      (C) INTEREST EXPENSE COVERAGE RATIO. The Borrower shall maintain a ratio (the "INTEREST EXPENSE COVERAGE RATIO") for any applicable period of (i) the sum of (a) EBIT for such period PLUS (b) Rentals paid during such period to (ii) the sum of (a) Interest Expense for such period PLUS (b) Rentals paid during such period of at least:

            (i) 1.75 to 1.00 for each fiscal quarter for the period commencing with the fiscal quarter ending March 31, 2000 through the fiscal quarter ending December 31, 2000; and

            (ii) 2.00 to 1.00 for each fiscal quarter thereafter.

-----------------------
1N.B.: This amount will equal 85% of consolidated net worth at closing.

The Interest Expense Coverage Ratio shall be calculated as of the last day of each fiscal quarter for the four-quarter period ending on such day, in each such case calculated, with respect to Permitted Acquisitions, on a PRO FORMA basis using unadjusted historical audited and reviewed unaudited financial statements obtained from the seller (with the EBIT and Rentals components thereof broken down by fiscal quarter in the Borrower's reasonable judgment).


ARTICLE VIII:  DEFAULTS

      8.1 DEFAULTS. Each of the following occurrences shall constitute a Default under this Agreement:

      (A) FAILURE TO MAKE PAYMENTS WHEN DUE. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within three (3) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

      (B) BREACH OF CERTAIN COVENANTS. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower or there shall otherwise be a breach of any covenant under:

            (i) SECTIONS 7.1 or 7.2 and such failure or breach shall continue unremedied for fifteen days; or

            (ii) SECTIONS 7.3 or 7.4.

      (C) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by the Borrower to the Agent or any Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

      (D) OTHER DEFAULTS. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by PARAGRAPHS (A) or (B) of this SECTION 8.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

      (E) DEFAULT AS TO OTHER INDEBTEDNESS. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than (i) Indebtedness hereunder and (ii) the intercompany Indebtedness owed to Rugby USA by Rugby Building Products, Inc. in the aggregate principal amount of up to $123,622,000, so long as any default in respect thereof shall have been waived or cured on or before the thirtieth
(30th) day after the Closing Date, but including, without limitation, Disqualified Stock), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount equal to or greater than $5,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

      (F) INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

            (i) An involuntary case shall be commenced against the Borrower or any of the Borrower's Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of the Borrower's Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

            (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower's Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower's Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

      (G) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. The Borrower or any of the Borrower's Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, (v) take any corporate action to authorize any of the foregoing or (vi) is generally not paying, or admits in writing its inability to pay, its debts as they become due.

      (H) JUDGMENTS AND ATTACHMENTS. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $5,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

      (I) DISSOLUTION. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

      (J) LOAN DOCUMENTS. At any time, for any reason, any Loan Document as a whole that materially affects the ability of the Agent, or any of the Lenders to enforce the Obligations ceases to be in full force and effect or the Borrower or any of the Borrower's Subsidiaries party thereto seeks to repudiate its obligations under any Loan Document.

      (K) TERMINATION EVENT. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject either the Borrower or any Controlled Group member to liability individually or in the aggregate in excess of $2,000,000.

      (L) WAIVER OF MINIMUM FUNDING STANDARD. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any Controlled
Group member to liability individually or in the aggregate in excess of $2,000,000.

      (M) CHANGE OF CONTROL. A Change of Control shall occur.

      (N) HEDGING AGREEMENTS. Nonpayment by the Borrower of any obligation under any Hedging Agreement or the breach by the Borrower of any term, provision or condition contained in any such Hedging Agreement.

      (O) ENVIRONMENTAL MATTERS. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject either the Borrower or its Subsidiaries to liability individually or in the aggregate in excess of $5,000,000.

      (P) GUARANTOR REVOCATION. Any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable guarantee agreement or breach any of the material terms of such guarantee agreement.

      A Default shall be deemed "continuing" until cured or until waived in writing in accordance with SECTION 9.3.


ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

      9.1  TERMINATION  OF  REVOLVING  LOAN  COMMITMENTS;  ACCELERATION.  If any
Default described in SECTION 8.1(F) or 8.1(G) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

      9.2 DEFAULTING LENDER. In the event that any Lender fails to fund its Pro Rata Share of any Advance requested or deemed requested by the Borrower (or an Advance to repay Swing Line Loans to the Swing Line Bank or Reimbursement Obligations to the Issuing Bank), which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "NON PRO RATA LOAN"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

            (i) the foregoing provisions of this SECTION 9.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to SECTION 2.9;

            (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share, of any Advance at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Advance is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this SECTION 9.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

            (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Advance ("CURE LOANS") shall bear interest at the rate applicable to Floating Rate Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Floating Rate Loans;

            (iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Floating Rate Loans shall be applied FIRST, ratably to all Floating Rate Loans constituting Non Pro Rata Loans, SECOND, ratably to Floating Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, THIRD, ratably to Floating Rate Loans constituting Cure Loans;

            (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Share of such Advance have not been so cured) whose Pro Rata Shares represent at least fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; and

            (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Advance is cured in accordance with SECTION 9.2(II),
      (A) such Lender shall not be entitled to any Commitment fees with respect to its Revolving Loan Commitment and (B) such Lender shall not be entitled to any letter of credit fees, which Commitment fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, PLUS (III) the aggregate participation interests of such performing Lenders arising pursuant to
      SECTION 3.6 with respect to undrawn and outstanding Letters of Credit.

      9.3 AMENDMENTS. Subject to the provisions of this ARTICLE IX, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

            (i) Postpone or extend the Revolving Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (other than any modifications of the provisions relating to amounts, timing or application of prepayments of the Loans and other Obligations, which modifications shall require the approval only of the Required Lenders)

            (ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to SECTION 2.10 hereof); PROVIDED, that any change in the definition of Leverage Ratio or any of the components thereof or the method of calculation thereof solely for the purpose of calculating compliance with the financial covenants set forth in SECTION 7.4 shall be permitted with the consent of the Agent and the Required Lenders.

            (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of "Required Lenders" or "Pro Rata Share".

            (iv) Increase the amount of the Revolving Loan Commitment of such Lender hereunder or increase such Lender's Pro Rata Share.

            (v) Permit the Borrower to assign its rights under this Agreement.

            (vi) Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under the Guaranty.

            (vii) Amend this SECTION 9.3.

No amendment of any provision of this Agreement relating to (a) the Agent shall be effective without the written consent of the Agent, (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank and (c) the Issuing Bank shall be effective without the written consent of the Issuing Bank. The Agent may waive payment of the fee required under SECTION 13.3(B) without obtaining the consent of any of the Lenders.

      9.4 PRESERVATION OF RIGHTS. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the requisite number of Lenders required pursuant to
SECTION 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated (including under Hedging Agreements or other agreements with respect to Hedging Obligations) and all of the Letters of Credit shall have expired, been canceled or terminated.


ARTICLE X:  GENERAL PROVISIONS

      10.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated.
      10.2 GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      10.3 PERFORMANCE OF OBLIGATIONS. The Borrower agrees that the Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the collateral, if any, and (ii), after the occurrence and during the continuance of a Default, to make any other payment or perform any act required of the Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the collateral, if any. The Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this SECTION 10.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this SECTION 10.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this SECTION
10.3 within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this SECTION 10.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this SECTION 10.3 shall constitute Obligations subject to the terms of this Agreement until paid in full by the Borrower.

      10.4 HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      10.5 ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

      10.6 SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      10.7  EXPENSES; INDEMNIFICATION.

      (A) EXPENSES. The Borrower shall reimburse the Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent, which attorneys and paralegals may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent and the Arranger and the Lenders, which attorneys and paralegals may be employees of the Agent or the Arranger or the Lenders) paid or incurred by the Agent or the Arranger or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, the Borrower agrees to reimburse the Agent, promptly after the Agent's request therefor, for each audit, or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Agent's then customary charges for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Agent in the performance of such audit or analysis. Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this SECTION 10.7(A).

      (B) INDEMNITY. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent, the Arranger and each and all of the Lenders and each of their respective Affiliates, and each of such Agent's, Arranger's, Lender's, or Affiliate's respective officers, directors, trustees, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in ARTICLE V) (collectively, the "INDEMNITEES") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

            (i) this Agreement, the other Loan Documents or any of the Transaction Documents, or any act, event or transaction related or attendant thereto or to the Transactions, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Transaction Documents; or

            (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "INDEMNIFIED MATTERS");

PROVIDED, HOWEVER, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or Gross Negligence of such Indemnitee with respect to the Loan Documents, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

      (C) WAIVER OF CERTAIN CLAIMS; SETTLEMENT OF CLAIMS. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Borrower or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement, the other

Loan Documents or in connection with the Transactions (whether or not the Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

      (D) SURVIVAL OF AGREEMENTS. The obligations and agreements of the Borrower under this SECTION 10.7 shall survive the termination of this Agreement.

      10.8 NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.


      10.9 ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein ("ACCOUNTING CHANGES"), the parties hereto agree, at the Borrower's request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's and its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made; PROVIDED, HOWEVER, until such provisions are amended in a manner reasonably satisfactory to the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

      10.10 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      10.11 NONLIABILITY OF LENDERS. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

      10.12 GOVERNING LAW. THE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT CHICAGO, ILLINOIS BY

ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

      10.13  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

      (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

      (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON (1) TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR (2) TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON, BUT SHALL ONLY BE PERMITTED TO BRING ANY SUCH PERMISSIVE COUNTERCLAIM IN A PROCEEDING BROUGHT PURSUANT TO CLAUSE (A). THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

      (C) VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING

WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

      (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      (E) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENT TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF
SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.

      10.14 SUBORDINATION OF INTERCOMPANY INDEBTEDNESS. The Borrower agrees that any and all claims of the Borrower against any of its Subsidiaries that is a Guarantor with respect to any "Intercompany Indebtedness" (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations and Hedging Obligations under Hedging Agreements; PROVIDED that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such Guarantor to the extent permitted by the terms of this Agreement and the other Loan Documents. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor shall be and are subordinated to the rights of the holders of the Obligations and the Agent, if any, in those assets. The Borrower shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) and the Hedging Obligations under Hedging Agreements shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the holders of the Obligations (or any affiliate thereof) have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Guarantor is dissolved or if substantially all of the assets of any such Guarantor are sold, then, and in any such event (such events being herein referred to as an "INSOLVENCY EVENT"), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to the Borrower ("INTERCOMPANY INDEBTEDNESS") shall be paid or delivered directly to the Agent for application on any of the Obligations and Hedging Obligations under the Hedging Agreements, due or to become due, until such Obligations and Hedging Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and Hedging Obligations under Hedging Agreements and the termination of all financing arrangements pursuant to any Loan Document and or Hedging Agreement among the Borrower and the holders of Obligations (and their affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and such Hedging Obligations and shall forthwith deliver the same to the Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations and such Hedging Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the holders of the Obligations and such Hedging Obligations. If the Borrower fails to make any such endorsement or assignment to the Agent, the Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations (other than the contingent indemnity obligations) and such Hedging Obligations have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the holders of the Obligations (and their affiliates) have been terminated, the Borrower will not assign or transfer to any Person (other than the Agent) any claim the Borrower has or may have against any Guarantor.

      10.15 LENDER'S NOT UTILIZING PLAN ASSETS. None of the consideration used by any of the Lenders to make its Loans constitute for any purpose of ERISA or
Section 4975 of the Code assets of any "plan" as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of each of the Lenders in and under the Loan Documents shall not constitute such "plan assets" under ERISA.


ARTICLE XI:  THE AGENT

      11.1 APPOINTMENT; NATURE OF RELATIONSHIP. Bank One, NA, having its principal office in Chicago, Illinois is appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this ARTICLE XI. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Holder of Obligations by reason of this Agreement and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not assume any fiduciary duties to any of the Holders of Obligations, (ii) is a "representative" of the Holders of Obligations within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its affiliates as Holders of Obligations, agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations waives.

      11.2 POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent.

      11.3 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen from the Gross Negligence or willful misconduct of such Person.

      11.4 NO RESPONSIBILITY FOR LOANS, CREDITWORTHINESS, RECITALS, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in ARTICLE V, except receipt of items required to be delivered solely to the Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of the Liens on collateral, if any, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

      11.5 ACTION ON INSTRUCTIONS OF LENDERS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans and on all Holders of Obligations. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

      11.6 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

      11.7 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

      11.8 THE AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non- appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Agent.

      11.9 RIGHTS AS A LENDER. With respect to its Revolving Loan Commitment, Loans made by it, and Letters of Credit issued by it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or the Issuing Bank and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" or "Issuing Bank"shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

      11.10 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

      11.11 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan
Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

ARTICLE XII:  SETOFF; RATABLE PAYMENTS

      12.1 SETOFF. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

      12.2 RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to SECTIONS 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

      12.3 APPLICATION OF PAYMENTS. Subject to the provisions of SECTION 9.2, the Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this
SECTION 12.3, apply all payments and prepayments in respect of any Obligations received after the occurrence and during the continuance of a Default or Unmatured Default in the following order:

            (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

            (B) second, to pay interest on and then principal of any advance made under SECTION 10.3 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

            (C) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Agent;

            (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

            (E) fifth, to pay interest due in respect of Swing Line Loans;

            (F) sixth, to pay interest due in respect of Loans (other than Swing Line Loans) and L/C Obligations;

            (G) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

            (H) eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations and Hedging Obligations under Hedging Agreements in such order as the Agent may determine in its sole discretion;
            (I) ninth, to provide required cash collateral, if required pursuant to SECTION 3.11 and

            (J) tenth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied to the outstanding Revolving Loans first, to repay outstanding Floating Rate Loans, and THEN to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this SECTION 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves. The order of priority set forth in CLAUSES (D) through (J) of this SECTION 12.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person; PROVIDED, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in CLAUSES (A) through (C) of this SECTION 12.3 may be changed only with the prior written consent of the Agent.

      12.4  RELATIONS AMONG LENDERS.

      (A) Except with respect to the exercise of set-off rights of any Lender in accordance with SECTION 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

      (B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. The Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

      12.5 REPRESENTATIONS AND COVENANTS AMONG LENDERS. Each Lender represents and covenants for the benefit of all other Lenders and the Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or
Section 4975 of the Code to be assets of or on behalf of any "plan" as defined in section 3(3) of ERISA or section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.


ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

      13.1 SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and any such assignment in violation of this SECTION 13.1(I) shall be null and void, and (ii) any assignment by any Lender must be made in compliance with SECTION 13.3 hereof. Notwithstanding CLAUSE (II) of this SECTION 13.1 or SECTION 13.3, (i) any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement to a Federal
Reserve Bank and (ii) any Lender which is a fund or commingled investment vehicle that invests in commercial loans in the ordinary course of its business may at any time, without the consent of the Borrower or the Agent, pledge or assign all or any part of its rights under this Agreement to a trustee or other representative of holders of obligations owed or securities issued by such Lender as collateral to secure such obligations or securities; PROVIDED, HOWEVER, that no such assignment or pledge shall release the transferor Lender from its obligations hereunder. The Agent may treat each Lender as the owner of the Loans made by such Lender hereunder for all purposes hereof unless and until such Lender complies with
SECTION 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Loan, Revolving Loan Commitment, L/C Interest or any other interest of a lender under the Loan Documents agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any Loan, shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

      13.2  PARTICIPATIONS.

      (A) PERMITTED PARTICIPANTS; EFFECT. Subject to the terms set forth in this
SECTION 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. Notice of such participation to the Borrower and the Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. Upon receiving said notice, the Agent shall record the participation in the Register it maintains. Moreover, notwithstanding such recordation, such participation shall not be considered an assignment under SECTION 13.3 of this Agreement and such Participant shall not be considered a Lender. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans made by it for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of ARTICLE IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.
      (B) VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Letter of Credit or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment (but not prepayments) of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment, or releases all or substantially all of the collateral, if any, securing any such Loan or Letter of Credit.

      (C) BENEFIT OF SETOFF. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in SECTION 12.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, PROVIDED that each Lender shall retain the right of setoff provided in SECTION 12.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
SECTION 12.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with SECTION 12.2 as if each Participant were a Lender.

      13.3  ASSIGNMENTS.

      (A) PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("PURCHASERS") all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with the provisions of this SECTION
13.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement. Such assignment shall be substantially in the form of EXHIBIT D hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or, without the prior written consent of the Agent, involves loans and commitments in an aggregate amount of at least $5,000,000 (which minimum amount shall not apply to any assignment between Lenders, or to an Affiliate of any Lender). The consent of the Agent, and, prior to the occurrence of a Default, and only with respect to any assignment other than to another Lender, the Borrower (which consent, in each such case, shall not be unreasonably withheld), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate of such Lender; PROVIDED, no consent of the Borrower shall be required in connection with any assignment by the Agent consummated after consultation with the Borrower during the Syndication Period.

      (B) EFFECT; EFFECTIVE DATE. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as APPENDIX I to EXHIBIT D hereto (a "NOTICE OF ASSIGNMENT"), together with any consent required by SECTION 13.3(A) hereof, (ii) payment of a $3,500 fee by the assignee or the assignor (as agreed) to the Agent for processing such assignment, and (iii) the completion of the recording requirements in SECTION 13.3(C), such assignment shall become effective on the later of such date when the requirements in CLAUSE (I), (II) and (III) are met or the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment, Loans and L/C Obligations under the applicable assignment agreement constitute for any purpose of ERISA or Section 4975 of the Code assets of any "plan" as defined in Section 3(3) of ERISA or Section 4975 of the Code and that the rights and interests of the Purchaser in and under the Loan Documents will not constitute such "plan assets". On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and Letter of Credit and Swing Line Loan participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this SECTION 13.3(B), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, to the extent notes have been issued to evidence any of the transferred Loans, replacement notes are issued to such transferor Lender and new notes or, as appropriate, replacement notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment, as adjusted pursuant to such assignment.

      (C) THE REGISTER. Notwithstanding anything to the contrary in this Agreement, the Borrower hereby designates the Agent, and the Agent, hereby accepts such designation, to serve as the Borrower's contractual representative solely for purposes of this SECTION 13.3(C). In this connection, the Agent shall maintain at its address referred to in SECTION 14.1 a copy of each assignment delivered to and accepted by it pursuant to this SECTION 13.3 and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this SECTION
13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

      13.4 CONFIDENTIALITY. Subject to SECTION 13.5, the Agent and the Lenders and their respective representatives shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment, or as required or requested by any Governmental Authority or any securities exchange or similar self-regulatory organization or representative thereof, or pursuant to a regulatory examination or legal process (including, without limitation, any action or proceeding to enforce the Loan Documents against the Borrower or any Guarantor), or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor, and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this SECTION 13.4. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower; PROVIDED, HOWEVER, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

      13.5 DISSEMINATION OF INFORMATION. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "TRANSFEREE") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower and its Subsidiaries; PROVIDED that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with SECTION 13.4 the confidentiality of any confidential information described therein.


ARTICLE XIV:  NOTICES

      14.1 GIVING NOTICE. Except as otherwise permitted by SECTION 2.13 with respect to Borrowing/Election Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given three (3) Business Days after mailed; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes); or, any notice, if transmitted by courier, one (1) Business Day after deposit with a reputable overnight carrier services, with all charges paid.

      14.2 CHANGE OF ADDRESS. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


ARTICLE XV:  COUNTERPARTS

      This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.


                  [Remainder of This Page Intentionally Blank]

      IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.


                             HUTTIG BUILDING PRODUCTS, INC., as the Borrower



                             By:  /s/ Gregory Lambert
                                  ----------------------------------------------
                                Name:   Gregory Lambert
                                Title:  Vice President - Administration and
                                        Chief Financial Officer

                                Address:
                                14500 South Outer Forty Road
                                Chesterfield, MO 63017-5741
                                Attention: Greg Lambert, Chief Financial Officer
                                Phone: (314) 216-2657
                                Fax:   (314) 216-2601
                                E-Mail: glambert@huttig.com

                                BANK ONE, NA, as Agent, the Issuing Lender, the Swing Line Bank and as a Lender



                             By:  /s/ Patricia S. Carpen
                                  ----------------------------------------------
                                Name:   Patricia S. Carpen
                                Title:  Vice President

                                Address:
                                1 Bank One Plaza
                                Suite IL1-0173
                                Chicago, Illinois  60670
                                Attention: Nathan L. Bloch
                                Telephone No.: (312) 732-2243
                                Facsimile No.: (312) 732-1117
                                E-Mail: Nathan_Bloch@em.fcnbd.com

                              THE CHASE MANHATTAN BANK, as a Lender



                              By:  /s/ Alan J. Aria
                                   ---------------------------------------------
                                 Name:   Alan J. Aria
                                 Title:  Vice President

                                 Address:
                                         999 Broad Street
                                         Bridgeport, CT  06604
                                 Phone:  203/382-5304
                                 Fax:    203/382-6314
                                 E-Mail: alan.aria@chase.com

                              COMERICA BANK, as a Lender



                              By:  /s/ Timothy O'Rourke
                                   ---------------------------------------------
                                 Name:    Timothy O'Rourke
                                 Title:   Vice President

                                 Address:
                                          500 Woodward Ave.
                                          MC 3269
                                          Detroit, MI 48226
                                          Attention: Timothy O'Rourke
                                 Phone:   313/222-7044
                                 Fax:     313/222-9516
                                 E-Mail:  timothy_h_o'rourke@comerica.com

                              MERCANTILE BANK NATIONAL ASSOCIATION, as a Lender



                              By:  /s/ David E. Higdon
                                   ---------------------------------------------
                                 Name:    David E. Higdon
                                 Title:   Vice President

                                 Address:
                                          One Mercantile Center
                                          Tram (12-3)
                                          St. Louis, MO 63101
                                 Phone:   314/418-8247
                                 Fax:     314/418-2203
                                 E-Mail:  gerald.s.kirk@mercbcp.com

                              FIRST UNION NATIONAL BANK, as a Lender



                              By:  /s/ Gerald P. Hollinger
                                   ---------------------------------------------
                                 Name:   Gerald P. Hollinger
                                 Title:  Vice President

                                 Address:
                                          One First Union Center
                                          Charlotte, NC  28288-0600
                                 Phone:   704/383-6440
                                 Fax:     704/383-3300
                                 E-Mail:  gerald.hullinger@capmark.funb.com

                              THE BANK OF NEW YORK, as a Lender



                              By:  /s/ Bruce C. Miller
                                   ---------------------------------------------
                                 Name:    Bruce C. Miller
                                 Title:   Senior Vice President

                                 Address:
                                          One Wall Street, 19th Floor
                                          New York, NY  10286
                                          Attention:  Jason Bilanin
                                 Phone:   212/635-8202
                                 Fax:     212/685-1208
                                 E-Mail:  jbilanin@bankofny.com

                              THE DAI-ICHI KANGYO BANK, LTD., as a Lender



                              By:  /s/ Nelson Y. Chang
                                   ---------------------------------------------
                                 Name:    Nelson Y. Chang
                                 Title:   Assistant Vice President

                                 Address:
                                          1 World Trade Center
                                          48th Floor
                                          New York, NY 10048
                                          Attention: Nelson Chang
                                  Phone:  212/432-8341
                                  Fax:    312/912-1879
                                  E-Mail: nchang@dkb.com

                                    EXHIBIT A
                                       TO
                                CREDIT AGREEMENT

                           REVOLVING LOAN COMMITMENTS



-----------------------------------------------------------------------------
             LENDER                       REVOLVING LOAN COMMITMENT
-----------------------------------------------------------------------------
Bank One, NA                                     $30,000,000
-----------------------------------------------------------------------------
The Chase Manhattan Bank                         $20,000,000
-----------------------------------------------------------------------------
Comerica Bank                                    $20,000,000
-----------------------------------------------------------------------------
Mercantile Bank National                         $15,000,000
Association
-----------------------------------------------------------------------------
First Union National Association                 $15,000,000
-----------------------------------------------------------------------------
The Bank of New York                             $15,000,000
-----------------------------------------------------------------------------
The Dai-Ichi Kangyo Bank, Ltd.                   $10,000,000
-----------------------------------------------------------------------------
TOTAL                                           $125,000,000
-------------------------------------------------------------------------------


                                    EXHIBIT B
                                       TO
                                CREDIT AGREEMENT

                        FORM OF BORROWING/ELECTION NOTICE

TO: Bank One, NA (having its principal office in Chicago, Illinois), as contractual representative (the "AGENT") under that certain Credit Agreement dated as of December 16, 1999 (the "CREDIT AGREEMENT") by and among Huttig Building Products, Inc. (the "BORROWER"), the financial institutions from time to time parties thereto and the Agent (such Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT")

            The Borrower hereby gives to the Agent a Borrowing/Election Notice pursuant to [SECTION 2.7] [SECTION 2.9] of the Credit Agreement, and Borrower
hereby requests to borrow on            ,     (the "BORROWING DATE"):
                             -------- -- ----

            (a) from the Lenders with Revolving  Loan  Commitments on a pro rata
            basis an aggregate principal amount of $          in Revolving Loans
            as a                                    ---------

                     Floating Rate Advance
                  ---
                     Eurodollar Rate Advance
                  ---
                  o        Applicable Interest Period of       month(s).
                                                         -----
            (b) from the Swing Line  Bank  a Swing  Line Loan in  the  principal
            amount of $            as a Floating Rate Advance.
                       -----------
            The undersigned hereby certifies, in its corporate capacity, to the Agents and the Lenders that (i) the representations and warranties of the undersigned contained in ARTICLE VI of the Credit Agreement are and shall be true and correct in all material respects on and as of the date hereof and on and as of the Borrowing Date; (ii) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Borrowing Date or will result from the making of the proposed Loans; and (iii) the conditions set forth in
SECTION 5.2 of the Credit Agreement have been satisfied.

      Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Borrowing/Election Notice.

Dated:            ,                         HUTTIG BUILDING PRODUCTS, INC.
       -------- --  ----

                                            By:
                                                ---------------------------
                                            Its:
                                                ---------------------------

                                    EXHIBIT C
                                       TO
                                CREDIT AGREEMENT

                      FORM OF REQUEST FOR LETTER OF CREDIT


TO: Bank One, NA, as Issuing Bank under that certain Credit Agreement dated as of December 16, 1999 (the "CREDIT AGREEMENT") by and among Huttig Building Products, Inc. (the "BORROWER"), the financial institutions from time to time parties thereto and Bank One, NA (having its principal office in Chicago, Illinois), as contractual representative (the "AGENT") (such Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, the "CREDIT Agreement")
One Bank One Plaza, Suite IL1-0173
Chicago, IL 60670-0173
Attn: Nathan Bloch
Telecopier:  312-732-5161
Confirmation:  312-732-2243

      Pursuant to SECTION 3.4 of the Credit Agreement, the Borrower hereby gives to the Issuing Bank a request for issuance of a Letter of Credit on behalf of
Borrower for the benefit of           1, in the amount of $           , with  an
                            ----------                     -----------
effective date of                 ,       (the "Effective Date") and  an  expiry
                  -------- ------- ----
date of                      ,    .  [Insert instructions and /or conditions].
        ------------------ -- ----

      The undersigned hereby certifies, in its corporate capacity, that (i) the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are and shall be true and correct in all material respects on and as of the date hereof and on and as of the Effective Date; (ii) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Effective Date or will result from the issuance of the proposed Letter of Credit; and (iii) the conditions set forth in SECTIONS 3.4 and 5.2 of the Credit Agreement have been satisfied.

      Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Request for Letter of Credit.


                                               Dated:                   ,
                                                      --------------- --  ----

                                               HUTTIG BUILDING PRODUCTS, INC.


                                               By:
                                                   ----------------------------
                                               Its:
                                                   ----------------------------

------------------------
1  Insert name of beneficiary

                                    EXHIBIT D
                                       TO
                                CREDIT AGREEMENT

                          FORM OF ASSIGNMENT AGREEMENT

                              ASSIGNMENT AGREEMENT

This Assignment Agreement (this "ASSIGNMENT AGREEMENT") between
                                                                ----------------
(the  "ASSIGNOR") and             (the "ASSIGNEE")  is  dated  as  of          ,
                      ------------                                    ---------
    .  The parties hereto agree as follows:
----

1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, supplemented, restated, renewed or extended from time to time is herein called (the "CREDIT AGREEMENT") described in Item 1 of
Schedule 1 attached hereto ("SCHEDULE 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of
Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "EFFECTIVE Date") shall be the later of the date specified in Section 13.3(B) of the Credit Agreement and the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit I attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by SECTION 13.3(A) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Eurodollar Rate Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Eurodollar Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "PAYMENT DATE"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurodollar Rate Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurodollar Rate Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing
Interest Period  applicable to such  Eurodollar Rate Loan (the "AGREED  INTEREST
RATE") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Eurodollar Rate Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurodollar Rate Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Eurodollar Rate Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Eurodollar Rate Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Eurodollar Rate Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to Eurodollar Rate Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans, or the Payment Date, in the case of Eurodollar Rate Loans, and not previously paid by the Assignee to the Assignor.]2 In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5. FEES PAYABLE BY THE ASSIGNEE. [The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or commitment fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of Eurodollar Rate Loans, the Payment Date, which the Assignee is obligated to deliver to the


-----------------------
2 Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was of 1% less than the interest
                                                 --
rate paid  by  the Borrower or if the commitment fee was     of 1% less than the
                                                         ---
commitment fee paid by the Borrower, as applicable. In addition,]3 [t]he Assignee agrees to pay % of the recordation fee required to be paid to the
                       --
Agent pursuant to SECTION 13.3(B) of the Credit Agreement in connection with this Assignment Agreement.

      6.  REPRESENTATIONS  OF  THE  ASSIGNOR;   LIMITATIONS  ON  THE  ASSIGNOR'S
LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. The Assignor represents and warrants that it has the power and authority and legal right to execute and deliver this Assignment Agreement and to perform its obligations hereunder. The execution and delivery by the Assignor of this Assignment Agreement and the performance by it of its obligations hereunder have been duly authorized by proper proceedings. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee represents and warrants that it has the power and authority and legal right to execute and deliver this Assignment Agreement and to perform its obligations hereunder. The execution and delivery by the Assignee of this Assignment Agreement and the performance by it of its obligations hereunder have been duly authorized by proper proceedings. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as its contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms


----------------------
3  The  Assignor  and   Assignee  may  delete  the  bracketed  language  if  not
   applicable.

thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].4

8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to SECTION 13.3(A) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under SECTIONS 4, 5 and 8 hereof.

10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Revolving Loan Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Revolving Loan Commitment.

11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal laws (including, without limitation, 735 ILCS Section 105/5-1 et seq, but otherwise without regard to the conflict of laws provisions) of the State of Illinois.

13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.


----------------------
4 To be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                              [NAME OF ASSIGNOR]


                              By:
                              Title:


                              [NAME OF ASSIGNEE]


                              By:
                              Title:

                                    EXHIBIT I
                             to Assignment Agreement

                                     NOTICE
                                  OF ASSIGNMENT


                                                     ,
                                          -----------  ----



To:   HUTTIG BUILDING PRODUCTS, INC.8
      14500 South Outer Forty Road
      Chesterfield, MO  63017-5741
      Telecopy:  314-216-2601
      Confirmation:  314-216-2657

      BANK ONE, NA (having its principal office in Chicago, Illinois),
           AS AGENT
      One Bank One Plaza
      Suite IL1-0173
      Chicago, IL 60670-0173
      Attn: Nathan Bloch
      Telecopier:  312-732-5161
      Confirmation:  312-732-2243

From: [NAME OF ASSIGNOR] (the "Assignor")

[NAME OF ASSIGNEE] (the "Assignee")


      1. We refer to that Credit Agreement (the "Credit Agreement") described in
Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

      2. This Notice of Assignment (this "Notice") is given and delivered to [the Borrower and] the Agent pursuant to SECTION 13.3(B) of the Credit Agreement.

      3.  The  Assignor  and  the  Assignee  have  entered  into  an  Assignment
Agreement, dated as of         ,   (the "Assignment"), pursuant to which,  among
                       -------- --
other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Section 13.3(B) of the Credit Agreement and the date specified in Item 5 of Schedule 1

----------------------
8  To be included only if consent must be obtained from the Borrower pursuant to
SECTION 13.3(A) of the Credit Agreement.

or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by SECTION 13.3 (A) AND (B) of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

      4. The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

      5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $3,500 required by SECTION 13.3 (B) of the Credit Agreement.

      6. If notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and the Assignee, as applicable, each agree to deliver to the Agent the original note received by it from the Borrower upon its receipt of a new note in the appropriate amount.

      7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

      8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

      9. The Assignee authorizes the Agent to act as its contractual representative under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.9

NAME OF ASSIGNOR                       NAME OF ASSIGNEE

By:                                    By:
      ----------------------------
Title:                                 Title:
      ----------------------------


ACKNOWLEDGED [AND CONSENTED            ACKNOWLEDGED [AND CONSENTED
TO] BY BANK ONE, NA, AS AGENT          TO] BY HUTTIG BUILDING PRODUCTS, INC.

By:                                    By:
       ---------------------------
Title:                                 Title:
       ---------------------------


                 [Attach photocopy of Schedule 1 to Assignment]












----------------------
9 May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

                                    EXHIBIT E
                                       TO
                                CREDIT AGREEMENT

                      FORM OF BORROWER'S COUNSEL'S OPINION

                                    Attached

To the Persons Listed on Annex 1 hereto

      Re:   HUTTIG BUILDING PRODUCTS, INC.
            ------------------------------

Ladies and Gentlemen:

      We have acted as special counsel to Huttig Building Products, Inc., a Delaware corporation (the "Company), and each of the Subsidiaries listed on Annex 2 hereto (the " Subsidiaries"), and together with the Company, the "Obligors", and individually, an "Obligor"), in connection with (i) the execution and delivery by the Company of the Credit Agreement dated as of December 16, 1999 (the "Credit Agreement") between the Company, Bank One, NA, as Agent (the "Agent") and the Institutions parties thereto as Lenders (the "Lenders"), (ii) the execution and delivery by each Subsidiary of a Guaranty, dated as of December 16, 1999 (collectively, the "Guaranties"), and (iii) the execution and delivery by the Company of (a) a Revolving Loan Note in favor of First Union National Bank dated December 16, 1999 in the principal amount of Twenty Million Dollars ($20,000,000), (b) a Revolving Loan Note in favor of The Dai-Ichi Kangyo Bank, Ltd. dated December 16, 1999 in the principal amount of Ten Million Dollars ($10,000,000), (c) a Revolving Loan Note in favor of The Bank of New York dated December 16, 1999 in the principal amount of Fifteen Million Dollars ($15,000,000) and (d) a Revolving Loan Note in favor of Mercantile Bank National Association dated December 16, 1999 in the principal amount of Fifteen Million Dollars ($15,000,000) (the "Notes"). We are delivering this opinion letter to you at the Company's request pursuant to Section 5.1(5) of the Credit Agreement. This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles of the ABA Committee on Legal Opinions (1998). Capitalized terms used in this opinion that are not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

      The following documents are referred to collectively in this opinion letter as the "Financing Documents":

      1.    the Credit Agreement;
      2.    the Notes; and
      3.    the Guaranties.

      In connection with rendering the opinions set forth below, we have examined the Financing Documents, the Company's and each Subsidiary's certificate or articles of incorporation and bylaws (the "Organizational Documents"), and we have made such other investigation as we have deemed appropriate. We have also examined and relied as to matters of fact on certificates of public officials and, as to certain matters of fact which are material to our opinion, we have also examined and relied upon a certificate of an officer of the Company and each Subsidiary (each a "Fact Certificate" and collectively the "Fact Certificates"). A copy of each Fact Certificate is attached to this opinion letter.

      We have also made the assumptions that are customary in opinion letters of this kind as expressed in the Legal Opinion Principles of the ABA Committee on Legal Opinions (1998), including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that each document has been executed and delivered by the duly authorized representative of each party thereto (other than the Company and Rugby Building Products, Inc. ("Rugby")), that all signatures on each such document are genuine, and that no material changes in the facts certified in any of the Fact Certificates have occurred or will occur after the date of the Fact Certificate.

      The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Pennsylvania, federal laws of the United States of America, and, with respect to the opinion in numbered paragraphs 1, 3 and 4 below, the General Corporation Law of the State of Delaware. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction. We note that the Financing Documents provide that they are to be governed by and construed in accordance with the laws of the State of Illinois. Our opinion is given, however, as if the Financing Documents were governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of interest provisions. References in this opinion letter to our knowledge mean a conscious awareness of facts by lawyers currently with this Firm who have given substantive attention to legal representation of the Company or the Subsidiary, as applicable, in matters relating directly to the Financing Documents.

      Based on the foregoing and such other inquiry as to fact and law as we have deemed necessary, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

      1. Each of the Company and each Subsidiary is a corporation duly incorporated, validly existing in good standing under the laws of the state of its incorporation. Each of the Borrower and Rugby has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as currently proposed, to our knowledge, to be conducted, and, in the case of the Company, to enter into and perform the Credit Agreement and the Notes, and, in the case of Rugby, to execute, deliver and perform its Guaranty.

      2. Each of the Company and each Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of its business or the character of its properties makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect.

      3. The execution and delivery of, and performance of its respective obligations under, each of the Financing Documents has been duly authorized by proper corporate action on the part of the Company and Rugby, as applicable, each of the Financing Documents has been duly executed and delivered by an authorized officer of the Company and Rugby, as applicable, and constitutes the legal, valid and binding obligations of the Company and Rugby, as applicable, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent transaction, reorganization, receivership, moratorium or similar laws of general application relating to or affecting the rights and remedies of creditors or by equitable principles, regardless of whether enforcement is sought in a proceeding in equity or at law and the effect of judicial discretion on the availability of remedies and realization of benefits under and enforceability of the Financing Documents in all respects as written, including but not limited to the recovery of attorneys' fees and the granting of specific performance or injunctive or other relief. With respect to Rugby's Guaranty, we note that guaranties are subject to particularly close scrutiny and strict construction, may be revocable at any time as to loans not yet made and not be enforceable as to any obligations other than those specifically contemplated by the Agent and the Lenders, the Company and the Subsidiaries to be incurred pursuant to the Credit Agreement.

      4. The execution and delivery by the Company and each Subsidiary of, and the performance by the Company and each Subsidiary of its respective obligations under, the Financing Documents to which it is a party do not require any approval by or filing with any governmental authority under any statute, rule, or regulation of the Commonwealth of Pennsylvania or, with respect to the Company and Rugby, the General Corporation Law of the State of Delaware, or the United States of America.

      5. The execution, delivery and performance of the Credit Agreement and the Notes by the Company and the execution, delivery and performance of the Guaranties by the Subsidiaries do not result in any breach or violation of any of the provisions of, or constitute a default under, require the consent of any Person under, or result in the creation or imposition of any Lien on the property of the Company or any Subsidiary pursuant to, the provisions of (i) the certificate or articles of incorporation or bylaws of the Company or any Subsidiary (or require any approval of the shareholders of the Company or Rugby), (ii) any loan agreement or evidence of Indebtedness identified on any Fact Certificate to which the Company or any Subsidiary is a party, or other material agreement identified on any Fact Certificate to which the Company or any Subsidiary is a party or by which any of them or their property is bound or may be affected, (iii) any law, or regulation applicable to the Company or any Subsidiary, or (iv) to our knowledge any order, writ, injunction or decree of any court or Governmental Authority applicable to the Company or any Subsidiary identified on any Fact Certificate.

      This opinion is being furnished to you and your respective successors and assigns, (the "Addressees") in connection with the closing of the transactions contemplated by the Financing Documents and for no other purpose and may not be used by, disclosed to or relied upon by any other person or by the Addressees for any other purpose without our specific prior written consent except that each of the Addressees may furnish copies thereof to its independent auditors and lawyers, to any state, federal or national authority having regulatory jurisdiction over it, pursuant to any order or legal process of any court or governmental agency and in connection with any legal action to which it may become a party arising out of the Financing Documents.

      The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.


                                    Yours truly,

                                     ANNEX 1
                                   Addressees


Bank One, NA, as Agent and as a Lender

The Chase Manhattan Bank, as a Lender

Comerica Bank, as a Lender

Mercantile Bank National Association, as a Lender

First Union National Bank, as a Lender

The Bank of New York, as a Lender

The Dai-Ichi Kangyo Bank, Ltd., as a Lender

                                     ANNEX 2
                                  Subsidiaries

Rugby USA, Inc., a Georgia corporation
Rugby Building Products, Inc., a Delaware corporation
CIPCO Inc., an Illinois corporation
Rondel's Inc., a Washington corporation

                            FORM OF FACT CERTIFICATE
                            ------------------------

            This Certificate is delivered by HUTTIG BUILDING PRODUCTS, INC. ("Company") to KIRKPATRICK & LOCKHART LLP ("K&L") in connection with an opinion to be rendered by K&L in connection with the Credit Agreement dated as of December 16, 1999 among the Company , the Institutions from time to time Parties thereto as Lenders and Bank One, NA, as Agent (the "Credit Agreement"). Defined terms as used herein shall have the meanings given such terms in the Credit Agreement.

            The undersigned acknowledges that K&L will rely on this Certificate in rendering its opinion.

            1.    To  the  undersigned's  knowledge,   except  as  described  on
                  Schedule 1 attached hereto and made a part hereof, there are no orders, writs, injunctions or decrees of any court or Governmental Authority applicable to the Company.

            2. Schedule 2 attached hereto and made a part hereof identifies all loan agreements or evidence of Indebtedness to which the Company is a party, and all other material agreements or instruments to which the Company is a party or by which it or any of its property is bound or may be affected.

            3. Schedule 3 attached hereto and made a part hereof identifies all locations where the Company and its subsidiaries as qualified to do business as a foreign corporation.


            Witness the due execution hereof on December  , 1999
                                                        --


                                          HUTTIG BUILDING PRODUCTS, INC.



                                          ---------------------------

                            FORM OF FACT CERTIFICATE
                            ------------------------

            This Certificate is delivered by RUGBY BUILDING PRODUCTS, INC. ("Company") to KIRKPATRICK & LOCKHART LLP ("K&L") in connection with an opinion to be rendered by K&L in connection with the Credit Agreement dated as of December 16, 1999 among the Company, the Institutions from time to time Parties thereto as Lenders and Bank One, NA, as Agent and various lenders party thereto (the "Credit Agreement"). Defined terms as used herein shall have the meanings given such terms in the Credit Agreement.

            The undersigned acknowledges that K&L will rely on this Certificate in rendering its opinion.

            1.    To  the  undersigned's  knowledge,   except  as  described  on
                  Schedule 1 attached hereto and made a part hereof, there are no orders, writs, injunctions or decrees of any court or Governmental Authority applicable to the Company.

            2. Schedule 2 attached hereto and made a part hereof identifies all loan agreements or evidence of Indebtedness to which the Company or Rugby USA, Inc. is a party, and all other material agreements or instruments to which the Company or Rugby USA, Inc. is a party or by which it or any of its property is bound or may be affected.

            3. Schedule 3 attached hereto and made a part hereof identifies all locations where the Company and Rugby USA, Inc. are qualified to do business as a foreign corporation.

            4. Neither the Company or Rugby USA, Inc. Is engaged nor proposes t engage in the business of investing, reinvesting owning, holding or trading securities, and does not own or propose to acquire investment securities having a value exceeding 40% of the Company's or Rugby USA, Inc. Total assets (exclusive of government securities and cash items) on an unconsolidated basis.

            Witness the due execution hereof on December   , 1999
                                                         --


                                      RUGBY BUILDING PRODUCTS, INC.



                                      ---------------------------

To the Persons Listed on Annex 1 hereto

      Re:   HUTTIG BUILDING PRODUCTS, INC.

Ladies and Gentlemen:

      We have acted as special Missouri counsel to Huttig Building Products, Inc., a Delaware corporation (the "Company"), and each of the Subsidiaries listed on Annex 2 hereto (the "Subsidiaries"), and together with the Company, the "Obligors", and individually, an "Obligor"), in connection with (i) the execution and delivery by the Company of the Credit Agreement dated as of December 16, 1999 (the "Credit Agreement") between the Company, Bank One, NA, as Agent (the "Agent") and the Institutions parties thereto as Lenders (the "Lenders"), (ii) the execution and delivery by each Subsidiary of a Guaranty, dated as of December 16, 1999 (collectively, the "Guaranties"), and (iii) the execution and delivery by the Company of (a) a Revolving Loan Note in favor of First Union National Bank dated December 16, 1999 in the principal amount of Twenty Million Dollars ($20,000,000), (b) a Revolving Loan Note in favor of The Dai-Ichi Kangyo Bank, Ltd. dated December 16, 1999 in the principal amount of Ten Million Dollars ($10,000,000), (c) a Revolving Loan Note in favor of The Bank of New York dated December 16, 1999 in the principal amount of Fifteen Million Dollars ($15,000,000) and (d) a Revolving Loan Note in favor of Mercantile Bank National Association dated December 16, 1999, in the principal amount of Fifteen Million Dollars ($15,000,000) (the "Notes"). We are delivering this opinion letter to you at the Company's request pursuant to the Credit Agreement. Capitalized terms used in this opinion that are not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

      The following documents are referred to collectively in this opinion letter as the "Financing Documents":

      1.    the Credit Agreement;
      2.    the Notes; and
      3.    the Guaranties.

      In connection with rendering the opinions set forth below, we have examined drafts of the Financing Documents, and we have made such other investigation as we have deemed appropriate.

      In rendering the following opinions, we have further assumed, without independent investigation but with your permission, that: (a) all parties to the Financing Documents are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have full right, power, and authority to enter into the Financing Documents; (b) the execution and delivery of the Financing Documents have been duly authorized by all necessary action and proceedings on the part of all parties thereto; (c) the Financing Documents have been duly executed and delivered by all parties thereto; (d) the Financing Documents constitute the legal, valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with its terms under the laws of the State of Illinois; and (e) all parties to the Financing Documents have obtained any and all consents, permits and approvals required by or from any and all governmental and regulatory agencies, bodies and authorities in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity, binding effect or enforceability of the Financing Documents.

      The opinions expressed in this opinion letter are limited to the laws of the State of Missouri in effect as of the date hereof. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction. We note that the Financing Documents provide that they are to be governed by and construed in accordance with the laws of the State of Illinois.

      Based on the foregoing and such other inquiry as to fact and law as we have deemed necessary, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that: 1. If the Financing Documents were governed by the laws of the State of Missouri (as opposed to the laws of the State of Illinois as set forth in the Financing
Documents), the Financing Documents would constitute the legal, valid and binding obligation of the Obligors and would be enforceable against the Obligors in accordance with their respective terms, (a) except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, redemption, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, including, without limitation, (A) the United States Bankruptcy Code of 1978, as amended, and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements and other liens with respect to property acquired after a petition is filed, (B) all other Federal, state and foreign bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally, (C) state and foreign fraudulent transfer and conveyance laws and (D) judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, principles (A) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made, (B) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement, (C) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement,
(D) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract, (E) requiring consideration of the materiality of a breach and the consequences of the breach to the party seeking enforcement, (F) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement and (G) affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract and (b) subject to the fact that certain covenants, provisions, rights and remedies contained in the Financing Documents may be rendered ineffective or limited by applicable laws or judicial decisions governing such provisions, but such laws and judicial decisions do not in and of themselves, in our opinion, make the Financing Documents inadequate for the practical realization of the benefits and security intended to be provided by the Financing Documents. 2. We believe that a Missouri court, or a Federal court sitting in Missouri, would honor the choice of Illinois law to govern the Financing Documents, thereby giving effect to the choice of law terms contained in the Financing Documents providing that the Financing Documents will be governed by the laws of the State of Illinois. Our opinion is based upon our belief that such court would apply the standard followed by the courts in Hansen v. Duvall, 333 Mo. 59, 62 S.W.2d 732 (1933), Merchants' & Manufacturers' Securities Co. v. Johnson, 69 F.2d 940 (8th Cir.
1934), cert. denied, 293 U.S. 569 (1934); and Nelson v. Aetna Life Insurance Co., 359 F. Supp. 271 (W.D. Mo. 1973), which provide that generally the choice of law made by parties to a contract will be honored if the chosen jurisdiction bears a reasonable relationship to the transaction. We have also specifically assumed that (a) (i) the issuance of the Notes pursuant to the Financing Documents will take place in the State of Illinois; and (ii) the Notes are initially payable in the State of Illinois; (b) that a court would determine, based on such facts, that the choice of law bears a reasonable relationship to the transaction(s) contemplated by the Financing Documents; (c) the parties have acted in good faith in selecting the choice of law and not for the purpose of evading the law of a jurisdiction which might otherwise be deemed the real situs of the contract; and (d) the agreement as to the choice of law does not contravene the public policy of Missouri or of the forum.

      The opinion set forth above is subject to the qualification and limitation that we are members of the bar of the State of Missouri and our examination of laws relevant to matters herein is consequently limited to the laws of Missouri in effect as of the date hereof. Accordingly, we express no opinion as to matters governed by federal law or the laws of any other state or jurisdiction.

      This opinion is being furnished to you and your respective successors and assigns, (the "Addressees") in connection with the closing of the transactions contemplated by the Financing Documents and for no other purpose and may not be used by, disclosed to or relied upon by any other person or by the Addressees for any other purpose without our specific prior written consent except that each of the Addressees may furnish copies thereof to its independent auditors and lawyers, to any state, federal or national authority having regulatory jurisdiction over it, pursuant to any order or legal process of any court or governmental agency and in connection with any legal action to which it may become a party arising out of the Financing Documents.

      The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

                                          Very truly yours,

                                     ANNEX 1

                                   ADDRESSEES


Bank One, NA, as Agent and as a Lender

The Chase Manhattan Bank, as a Lender

Comerica Bank, as a Lender

Mercantile Bank National Association, as Lender

First Union National Bank, as a Lender

The Bank of New York, as a Lender

The Dai-Ichi Kangyo Bank, Ltd., as a Lender

                                     ANNEX 2

                                  SUBSIDIARIES


Rugby USA, Inc., a Georgia corporation
Rugby Building Products, Inc., a Delaware corporation
CIPCO Inc., an Illinois corporation
Rondel's Inc., a Washington corporation

                                    EXHIBIT F
                                       TO
                                CREDIT AGREEMENT

                            LIST OF CLOSING DOCUMENTS

                                    Attached

                                  $125,000,000
                                 CREDIT FACILITY
                                       TO
                         HUTTIG BUILDING PRODUCTS, INC.


                           LIST OF CLOSING DOCUMENTS1


                                A. LOAN DOCUMENTS

o Credit Agreement (the "CREDIT AGREEMENT") by and among Huttig Building Products, Inc., a Delaware corporation (the "BORROWER"), the institutions from time to time parties thereto as Lenders (the "LENDERS"), Bank One, NA (having its principal office in Chicago, Illinois), in its capacity as Agent for itself and the other Lenders (the "AGENT"), and Banc One Capital Markets, Inc. as lead arranger and sole bookrunner (the "ARRANGER"), evidencing a $125,000,000 revolving credit facility.

                                    EXHIBITS

EXHIBIT A         --    Revolving Loan Commitments (Definitions)
EXHIBIT B         --    Form of Borrowing/Election Notice
                        (Sections 2.2, 2.7 and 2.9)
EXHIBIT C         --    Form of Request for Letter of Credit (Section 3.4)
EXHIBIT D         --    Form of Assignment and Acceptance Agreement
                        (Sections 2.19 and 13.3)
EXHIBIT E         --    FORM OF BORROWER'S COUNSELS' OPINION (Section 5.1)
EXHIBIT F         --    List of Closing Documents (Section 5.1)
EXHIBIT G         --    Form  of  Officer's  Certificate (Sections 5.2 and
                        7.1(A)(iii))
EXHIBIT H         --    Form  of  Compliance Certificate (Sections 5.2 and
                        7.1(A)(iii))
EXHIBIT I         --    Form of Guaranty (Definitions)

                                    SCHEDULES

SCHEDULE 1.1.1    --    PERMITTED EXISTING INDEBTEDNESS (DEFINITIONS)
SCHEDULE 1.1.2    --    PERMITTED EXISTING INVESTMENTS (DEFINITIONS)
SCHEDULE 1.1.3    --    PERMITTED EXISTING LIENS (DEFINITIONS)
SCHEDULE 1.1.4    --    PERMITTED EXISTING CONTINGENT OBLIGATIONS (DEFINITIONS)
SCHEDULE 3.2      --    TRANSITIONAL LETTERS OF CREDIT (SECTION 3.2)


--------------
1 Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. BOLD/ITALICIZED documents shall be prepared and/or provided by the Borrower and/or Borrower's Counsel

SCHEDULE 5.1      --    TERMINATED INDEBTEDNESS (SECTION 5.1)
SCHEDULE 6.3      --    CONFLICTS; GOVERNMENTAL CONSENTS (SECTION 6.3)
SCHEDULE 6.4      --    PRO FORMA FINANCIAL STATEMENTS (SECTION 6.4(A))
SCHEDULE 6.7      --    LITIGATION; LOSS CONTINGENCIES (SECTION 6.7)
SCHEDULE 6.8      --    SUBSIDIARIES (SECTION 6.8)
SCHEDULE 6.9      --    ERISA (SECTION 6.9)
SCHEDULE 6.18     --    SPIN-OFF TRANSACTIONS AND RUGBY ACQUISITION CONDITIONS
                        (SECTION 6.18)
SCHEDULE 6.19     --    ENVIRONMENTAL MATTERS (SECTION 6.19)

o Guaranty executed by each Subsidiary of the Borrower listed on APPENDIX A attached hereto in favor of the Agent.


                             B. CORPORATE DOCUMENTS

o CERTIFICATE OF THE SECRETARY OF THE BORROWER CERTIFYING (I) RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE BORROWER (A) APPROVING THE ACQUISITION (THE "RUGBY ACQUISITION") OF CERTAIN ASSETS AND LIABILITIES OF RUGBY USA, INC., A GEORGIA CORPORATION ("RUGBY USA") AND (B) AUTHORIZING THE EXECUTION, DELIVERY AND
PERFORMANCE OF EACH DOCUMENT TO WHICH IT IS A PARTY, (II) THAT THERE HAVE BEEN NO CHANGES IN THE CERTIFICATE OF INCORPORATION OF THE BORROWER SINCE THE DATE OF THE MOST RECENT CERTIFICATION THEREOF BY THE SECRETARY OF STATE OF DELAWARE (AN ORIGINAL OF WHICH IS ATTACHED THERETO), (III) THE NAMES AND TRUE SIGNATURES OF THE INCUMBENT OFFICERS OF THE BORROWER AUTHORIZED TO SIGN THE DOCUMENTS TO WHICH IT IS A PARTY AND AUTHORIZED TO REQUEST BORROWINGS UNDER THE CREDIT AGREEMENTS, AND (IV) THE BY-LAWS (ATTACHED THERETO) OF THE BORROWER AS IN EFFECT ON THE DATE OF SUCH CERTIFICATION.

o CERTIFICATE OF INCORPORATION OF THE BORROWER CERTIFIED BY THE SECRETARY OF STATE OF DELAWARE.

o GOOD STANDING CERTIFICATE FOR THE BORROWER FROM THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE.

o CERTIFICATE OF THE SECRETARY OF EACH SUBSIDIARY LISTED ON APPENDIX A ATTACHED HERETO, CERTIFYING (I) RESOLUTIONS OF THE BOARD OF DIRECTORS OF EACH SUCH SUBSIDIARY APPROVING AND AUTHORIZING THE EXECUTION, DELIVERY AND PERFORMANCE OF EACH DOCUMENT TO WHICH IT IS A PARTY, (II) THAT THERE HAVE BEEN NO CHANGES IN THE CERTIFICATE OF INCORPORATION OF ANY SUCH SUBSIDIARY SINCE THE DATE OF THE MOST RECENT CERTIFICATION THEREOF BY THE APPROPRIATE GOVERNMENTAL AUTHORITY, AS INDICATED ON APPENDIX A ATTACHED HERETO, (ORIGINALS OF WHICH ARE ATTACHED THERETO), (III) THE NAMES AND TRUE SIGNATURES OF THE INCUMBENT OFFICERS OF EACH SUCH SUBSIDIARY AUTHORIZED TO SIGN THE DOCUMENTS TO WHICH IT IS A PARTY, AND (IV) THE BY-LAWS (ATTACHED THERETO) OF EACH SUCH SUBSIDIARY AS IN EFFECT ON THE DATE OF SUCH CERTIFICATION.

o CERTIFICATES OF INCORPORATION OF EACH SUBSIDIARY IDENTIFIED ON APPENDIX A ATTACHED HERETO, CERTIFIED BY THE SECRETARY OF STATE OF ITS RESPECTIVE JURISDICTION OF INCORPORATION.

o GOOD STANDING CERTIFICATES FOR EACH SUBSIDIARY FROM THE OFFICES OF THE APPROPRIATE SECRETARY OF STATE OF ITS RESPECTIVE JURISDICTION OF INCORPORATION, AS INDICATED ON APPENDIX A AND ATTACHED HERETO.


                            C. SPIN-OFF DOCUMENTATION

o FORM 10 GENERAL FORM FOR THE REGISTRATION OF SECURITIES, AS AMENDED, FILED BY THE BORROWER (FILE NO. 1-15313) WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE SPIN-OFF, TOGETHER WITH ALL EXHIBITS AND SCHEDULES THERETO.


                          D. ACQUISITION DOCUMENTATION

o SHARE EXCHANGE AGREEMENT, AS IN EFFECT ON OCTOBER 19, 1999, TOGETHER WITH ALL SCHEDULES AND EXHIBITS AND ANY AMENDMENTS THERETO.

o COPIES OF ALL CONSENTS REQUIRED PURSUANT TO SECTIONS 3.6 AND 4.6 OF THE SHARE EXCHANGE AGREEMENT.

o THE REGISTRATION RIGHTS AGREEMENT, AS IN EFFECT ON DECEMBER 16, 1999, TOGETHER WITH ALL SCHEDULES AND EXHIBITS AND ANY AMENDMENTS THERETO.

o THE TRANSITION SERVICES AGREEMENT, AS IN EFFECT ON DECEMBER 16, 1999, TOGETHER WITH ALL SCHEDULES AND EXHIBITS AND ANY AMENDMENTS THERETO.

o     EVIDENCE SATISFACTORY  TO  THE  ADMINISTRATIVE  AGENT OF U.S. GOVERNMENTAL
APPROVAL  OF  THE  RUGBY  ACQUISITION  UNDER  THE  HART-SCOTT-RODINO   ANTITRUST
IMPROVEMENTS ACT OF 1976, AS AMENDED.


                             E. PAYOFF DOCUMENTATION

o PAYOFF LETTERS TO THE AGENT EVIDENCING THE PAYMENT OF ALL PRINCIPAL AND INTEREST ON ANY LOANS OUTSTANDING UNDER ALL OUTSTANDING DEBT AND CREDIT FACILITIES OF THE BORROWER AND EACH OF ITS SUBSIDIARIES IDENTIFIED ON SCHEDULE
5.1 TO THE CREDIT AGREEMENT.

                                   F. OPINIONS

o OPINION OF SPECIAL COUNSEL FOR THE BORROWER AND THE SUBSIDIARIES WITH RESPECT TO THE CREDIT AGREEMENT

                  A.    KIRKPATRICK & LOCKHART , LLP
                  B.    THOMPSON COBURN LLP


                    G. CLOSING CERTIFICATES AND MISCELLANEOUS

o OFFICER'S NO-DEFAULT CERTIFICATE FROM THE CHIEF FINANCIAL OFFICER OF THE BORROWER.

o     CLOSING  CERTIFICATE  ADDRESSING  CERTAIN  CLOSING CONDITIONS SET FORTH IN
SECTION 5.1 OF THE CREDIT AGREEMENT, EXECUTED BY AN AUTHORIZED OFFICER OF THE BORROWER.

o FUNDS FLOW MEMORANDUM AND DISBURSEMENT DIRECTION LETTER EXECUTED BY THE BORROWER AND ADDRESSED TO THE AGENT AND THE LENDERS.

o     NOTICE OF BORROWING. (See Exhibit B to Credit Agreement)

o Financial Condition Certificate delivered by the Borrower's chief financial officer with appropriate supporting information attached, including, without limitation, (A) PRO FORMA OPENING FINANCIAL STATEMENTS; AND (B) BORROWER'S PROJECTIONS FOR THE SIX (6) YEARS FOLLOWING CLOSING.

o     AUDITED FINANCIAL STATEMENTS OF THE BORROWER.

o     AUDITED FINANCIAL STATEMENTS OF RUGBY USA.

o PRO FORMA OPENING CONSOLIDATED FINANCIAL STATEMENT OF THE BORROWER AND ITS SUBSIDIARIES.

o     Summary of Environmental Issues AND ENVIRONMENTAL INVESTIGATION REPORTS.

o     AGENT FOR SERVICE OF PROCESS LETTER.

o Revolving Notes executed by the Borrower in favor of First Union National Bank, The Dai-Ichi Kangyo Bank, Ltd. and The Bank of New York (collectively, the "REQUESTING REVOLVING LENDERS") in the aggregate principal amount of each Requesting Revolving Lender's respective Revolving Loan Commitment under the Credit Agreement.

                              H. POST-CLOSING ITEMS

o NOTE PURCHASE AGREEMENT BETWEEN THE BORROWER AND CERTAIN PURCHASERS OF THE SENIOR NOTES.

o SENIOR NOTES IN THE AGGREGATE PRINCIPAL AMOUNT OF UP TO $75,000,000 ISSUED BY THE BORROWER PURSUANT TO THE NOTE PURCHASE AGREEMENT.

                                                                      APPENDIX A

                             SUBSIDIARIES OF HUTTIG


      SUBSIDIARY NAME                           STATE OF INCORPORATION
      ----------------------------------------------------------------

      Rondel's Inc.                             Washington
      CIPCO Inc.                                Illinois
      Rugby USA, Inc.                           Georgia
      Rugby Building Products, Inc.             Delaware

                                    EXHIBIT G
                                       TO
                                CREDIT AGREEMENT

                          FORM OF OFFICER'S CERTIFICATE

                              OFFICER'S CERTIFICATE


      I, the  undersigned,  hereby  certify that I am the                     of
                                                           ------------------
Huttig Building Products, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Borrower"). Capitalized terms used herein and not otherwise defined herein are as defined in that certain Credit Agreement dated as of December 16, 1999, among the Borrower, the financial institutions from time to time parties thereto and Bank One, NA (having its principal office in Chicago, Illinois), as contractual representative (as amended, restated, supplemented or modified from time to time, the "Credit Agreement").

      I further certify that, pursuant to [SECTION 5.2] [SECTION 7.1(A)] of the Credit Agreement, as of the date hereof:

      1. No Default or Unmatured Default exists [other than the following (describe the nature of the Default or Unmatured Default and the status thereof)].

      2. The representations and warranties of the Borrower contained in ARTICLE VI of the Credit Agreement are true and correct in all material respects.

      IN WITNESS  WHEREOF,  I hereby subscribe my name on behalf of the Borrower
on this      day of            ,     .
        ----        -----------  ----



                                      ----------------------------
                                          [Insert Name of Officer]

                                    EXHIBIT H
                                       TO
                                CREDIT AGREEMENT

                         FORM OF COMPLIANCE CERTIFICATE

                             COMPLIANCE CERTIFICATE


      Pursuant to [SECTION 5.2] [SECTION 7.1(A)(III)] of the Credit Agreement (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), dated as of December 16, 1999 among Huttig Building Products, Inc. (the "Borrower"), the financial institutions parties thereto (the "Lenders"), Bank One, NA (having its principal office in Chicago, Illinois), individually and as agent (the "Agent") on behalf of the Lenders, and Banc One Capital Markets, Inc., as (the "Lead Arranger and Sole Book Runner") on behalf of the
Lenders, the Borrower, through its                            ,  hereby delivers
                                   ---------------------------
to the Agent[, together with the financial statements being delivered to the Agent pursuant to SECTION 7.1(A) of the Credit Agreement,] this Compliance
Certificate (the  "Certificate")  [for the accounting period from              ,
                                                                  -------------
19  /20   to            ,  20   (the "Accounting  Period")].  Capitalized  terms
  --   --    -----------     --
used herein shall have the meanings set forth in the Credit Agreement. Subsection references herein relate to subsections of the Credit Agreement.

THE UNDERSIGNED, SOLELY IN HIS OR HER CAPACITY AS AN OFFICER OF THE BORROWER (AND NOT INDIVIDUALLY) HEREBY CERTIFIES THAT:

1.  I am the duly elected                  of the Borrower;
                          ----------------

2. I have made, or have caused to be made under my supervision, a detailed review of the terms of the Credit Agreement and of the transactions and conditions of the Borrower and its Subsidiaries during the Accounting Period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the Accounting Period covered by the attached financial statements or as of the date of this Certificate [except as set forth below]; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

The  foregoing  certifications,  together  with the  computations  set  forth in
Schedule I hereto and the financial  statements  delivered with this Certificate
in support hereof, are made and delivered this     day of         , 20  .
                                               ---        --------    --

                                   SCHEDULE I
                            to COMPLIANCE CERTIFICATE

I.  SECTION 2.14:  PRICING CALCULATIONS

      LEVERAGE RATIO (SECTION 2.14(D))

      1.   All Indebtedness (other than Hedging Obligations)
           (as defined) of the Borrower and its Subsidiaries      $
                                                                   -------------
      2.   EBITDA (EBIT (as defined below) + depreciation
           + amortization  + other non-cash charges
           classified as long-term deferrals + other
           extraordinary  non-cash charges other
           extraordinary non-cash credits + any non-
           recurring after-tax losses - any non-
           recurring after-tax gains                              $
                                                                   -------------

      3.   "Leverage Ratio"
           (Ratio of (1) to (2))                                      TO 1.0
                                                                  ----


II.  SECTION 7.4:  FINANCIAL COVENANTS


A.    MAXIMUM LEVERAGE RATIO (SECTION 7.4(A))

      1.   "Leverage Ratio" (See SECTION I.3 ABOVE)
                (Maximum Ratio:  3.00 to 1.00 for each
                four fiscal quarter period)          TO 1.0
                                                 ---

B.    MINIMUM CONSOLIDATED NET WORTH (SECTION 7.4(B))

      1.   Consolidated Net Worth of Company
           and its Subsidiaries as of the last day
           of the fiscal quarter ending
           on            ,                                        $
              -----------  ----                                    -------------

      2.   $            PLUS fifty  percent (50%) of
            -----------
           Net Income (if positive) earned in each
           fiscal quarter calculated beginning with the fiscal quarter ending March 31, 2000
           PLUS 100% of any positive adjustment to
           stockholders' equity resulting from any
           transaction  involving any capital
           contribution to the Borrower or the
           issuance by the Borrower or any Subsidiary of Capital Stock to the extent such capital contribution or any other cash or other property received by the Borrower or such Subsidiary from such issuance is used by the Borrower or any

           Subsidiary to pay all or  part  of the
           purchase  price  of any  Permitted
           Acquisition                                            $
                                                                   -------------

      3.   State whether (1) is less than (2)                YES/NO
                                                             ------


C.    MINIMUM INTEREST EXPENSE COVERAGE RATIO (SECTION 7.4(C))

      1.   EBIT (Net  Income +  Interest
           Expense + taxes + other non-cash
           charges classified as long-term
           deferrals + other extraordinary
           non-cash  credits - other
           extraordinary non-cash credits + any
           non-recurring after-tax losses - any
           non-recurring  after-tax gains for the
           period from         to                                 $
                       -------    --------                         -------------

      2.   Rentals for the period from                            $
                     to                                            -------------
           ---------    ------------

      3.   Interest Expense for the period
           from          to                                       $
                --------    ----------                             -------------

      4.   "Interest Expense Coverage Ratio"
           (Ratio of (1) PLUS (2) to (3))                               TO 1.0
                                                                   ----
                (Minimum Ratio: 1.75 to 1.00 for each
                four fiscal quarter  period  through
                the quarter ending  December 31, 2000,
                and 2.00 to 1.00 for each four fiscal
                quarter period thereafter)


III.  OTHER MISCELLANEOUS PROVISIONS

A.    INDEBTEDNESS (Section 7.3(A))

      1.   Aggregate Permitted Purchase Money Indebtedness      $
                (Maximum:  $5,000,000)                           ---------------

      2.   Maximum additional unsecured Indebtedness not
           otherwise permitted under Sections 7.3(A)(i)
           to (x)                                               $
                (Maximum:  $500,000)                             ---------------

B.    ASSET SALES (Section 7.3(B))

      1.   10% of Consolidated Assets at the end of the
           immediately preceding fiscal year                    $
                                                                 ---------------

      2.   Aggregate amount of all assets sold during
           the immediately preceding 12 month period            $
                                                                 ---------------

      3.   20% of Consolidated Assets at the end of
           the immediately preceding fiscal year                $
                                                                 ---------------

      4.   Aggregate amount of all assets sold since
           the Closing  Date                                    $
                                                                 ---------------

C.    INVESTMENTS (Section 7.3(D))

      1.   Maximum additional Investments not otherwise
           permitted under Sections 7.3(D)(i) to (viii)         $
                (Maximum:  $1,000,000)                           ---------------


D.    CONTINGENT OBLIGATIONS (Section 7.3(E))

      1.   Maximum additional Contingent Obligations
           not otherwise permitted under Sections
           7.3(E)(i) to (viii)                                  $
                (Maximum:  $10,000,000)                          ---------------


E.    RESTRICTED PAYMENTS (Section 7.3(F))

      1.   State whether any Restricted Payments have
           occurred during the Accounting Period.               YES/NO

      2. If the answer to (a) is yes, set forth on Schedule A hereto a description of the Restricted Payments and a calculation of the covenant compliance.

F.    PERMITTED ACQUISITIONS (Section 7.3(G))

      1.   State whether any Permitted Acquisition has
           occurred during the Accounting period.               YES/NO

      2. If the answer to (a) is yes, set forth on Schedule A hereto a description of such Permitted Acquisition(s) and the calculations necessary to show compliance with the requirements of Section 7.3(G).

                The Borrower hereby  certifies,  through its                   ,
                                                              -----------------
           that the  information  set  forth  above  is   accurate   as  of
                         ,    , to the best of such  officer's  knowledge, after
           -------------  ---
           after diligent inquiry, and that the financial statements delivered herewith present fairly the financial position of the Borrower and its Subsidiaries at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with Agreement Accounting Principles, consistently applied.


Dated:             ,
       ------------  ----

                                       HUTTIG BUILDING PRODUCTS, INC.


                                       By:
                                          ---------------------------
                                       Name:
                                       Title:

                                    EXHIBIT I
                                       TO
                                CREDIT AGREEMENT

                                FORM OF GUARANTY


                                   [Attached].

                                FORM OF GUARANTY


      THIS GUARANTY  (this  "GUARANTY")  is made as of the      day of December,
                                                           ----
1999, by and among Rondel's Inc., a Washington corporation; CIPCO Inc., an Illinois corporation; Rugby USA, Inc., a Georgia corporation; and Rugby Building Products, Inc., a Delaware corporation (collectively, the "INITIAL GUARANTORS" and along with any additional Subsidiaries of he Company, which become parties to this Guaranty by executing an Addendum hereto in the form attached as Annex I, the "GUARANTORS") in favor of the Agent, for the ratable benefit of the Holders of Obligations, under (and as defined in) the Credit Agreement referred to below;

                                   WITNESSETH:

      WHEREAS, HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation (the "BORROWER"), the institutions from time to time parties hereto as Lenders, BANK ONE, NA, a national banking association having its principal office in Chicago, Illinois, in its capacity as contractual representative (the "AGENT") for itself and the other Lenders, and BANC ONE CAPITAL MARKETS, INC., as Lead Arranger and Sole Bookrunner (the "ARRANGER") have entered into a certain Credit Agreement dated as of December 13, 1999 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the "CREDIT AGREEMENT"), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to the Borrower;

      WHEREAS, it is a condition precedent to the initial extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Borrower required to execute this Guaranty pursuant to SECTION 7.2(K) of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all "Obligations" (as defined in the Credit Agreement), principal, interest, letter of credit reimbursement obligations and other amounts that shall be at any time payable by the Borrower under the Credit Agreement and the other Loan Documents; and

      WHEREAS, in consideration of the direct and indirect financial and other support that the Borrower has provided, and such direct and indirect financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the obligations of the Borrower under the Credit Agreement and the obligations of the Borrower or any of its Subsidiaries under any of the other Loan Documents;

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      SECTION l. DEFINITIONS. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

      SECTION 2. REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed at the time of the making, conversion or continuation of any Loan or issuance of any Letter of Credit) that:

            (a) It is a corporation, limited liability company, partnership or other commercial entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite authority to conduct its business as a foreign Person in each jurisdiction in which its business is conducted, except where the failure to have such requisite authority would not have a Material Adverse Effect.

            (b) It has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance by it of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

            (c) Neither the execution and delivery by it of this  Guaranty,  nor the consummation by it of the transactions herein contemplated, nor compliance by it with the terms and provisions hereof, will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or its certificate or articles of incorporation or by-laws, limited liability company or partnership agreement (as applicable) or the provisions of any indenture, instrument or material agreement to which it is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on its property pursuant to the terms of any such indenture, instrument or material agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to authorize, or is required in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.

            In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Revolving Loan Commitment outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Obligations shall remain unpaid, it will, and, if necessary, will enable the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Credit Agreement.

      SECTION 3. THE GUARANTY. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Advance made to the Borrower pursuant to the Credit Agreement, (ii) any Reimbursement Obligations of the Borrower and (iii) all other amounts payable by the Borrower or any of its Subsidiaries under the Credit Agreement and the other Loan Documents (all of the foregoing being referred to collectively as the "GUARANTEED OBLIGATIONS"). Upon failure by the Borrower or any of their respective Affiliates, as applicable, to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay such amount at the place and in the manner specified in the Credit Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

      SECTION 4. GUARANTY UNCONDITIONAL. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

      (i) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

      (ii) any modification or amendment of or supplement to the Credit Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of the Obligations guaranteed hereby;

      (iii) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

      (iv) any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

      (v) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Agent, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions, PROVIDED that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

      (vi) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations;

      (vii) the failure of the Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

      (viii) the election by, or on behalf of, any one or more of the Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the "Bankruptcy Code"), of the application of Section 1111(b)(2) of the Bankruptcy Code;

      (ix) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

      (x) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Holders of Obligations or the Agent for repayment of all or any part of the Guaranteed Obligations;

      (xi) the failure of any other Guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

      (xii) any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Agent, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this SECTION 4, constitute a legal or equitable discharge of any Guarantor's obligations hereunder.

      SECTION 5. DISCHARGE ONLY UPON PAYMENT IN FULL: REINSTATEMENT IN CERTAIN CIRCUMSTANCES. Each of the Guarantors' obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Revolving Loan Commitments and all Letters of Credit issued under the Credit Agreement shall have terminated or expired. If at any time any payment of the principal of or interest on any Advance, any Reimbursement Obligation or any other amount payable by the Borrower or any other party under the Credit Agreement, or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantors' obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

      SECTION 6. GENERAL WAIVERS. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

      SECTION 7. SUBORDINATION OF SUBROGATION. Until the Guaranteed Obligations have been indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Obligations, Issuing Banks or the Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Obligations, the Issuing Banks and the Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Holders of Obligations or Issuing Banks. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that the Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Agent and the Holders of Obligations and shall not limit or otherwise affect such Guarantor's liability hereunder or the enforceability of this Guaranty, and that the Agent, the Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this SECTION 7.

      SECTION 8.  CONTRIBUTION WITH RESPECT TO GUARANTEED OBLIGATIONS.

            (a) To the extent that any Guarantor shall make a payment under this Guaranty (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, THEN, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Credit Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, PRO RATA based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

            (b) As of any date of determination, the "Allocable Amount" of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

            (c) This SECTION 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this SECTION 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

            (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

            (e)  The  rights  of  the  indemnifying   Guarantors  against  other
Guarantors under this SECTION 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Credit Agreement.

      SECTION 9. STAY OF ACCELERATION. If acceleration of the time for payment of any amount payable by the Borrower under the Credit Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Agent.

      SECTION 10. NOTICES. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in ARTICLE XIV of the Credit Agreement with respect to the Agent at its notice address therein and with respect to any Guarantor at the address set forth below or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Agent in accordance with the provisions of such ARTICLE XIV.

                  Notice Address for Guarantors:
                  c/o Huttig Building Products, Inc.
                  14500 South Outer Forty Road
                  Chesterfield, MO  63017-5741
                  Attn:  Chief Financial Officer
                  Phone: (314) 216-2657
                  Fax: (314) 216-2601



            with a copy to:

                  Kirkpatrick & Lockhart
                  Henry W. Oliver Building

                  535 Smithfield Street
                  Pittsburgh, PA  15222-2312
                  Attn:  Kathy Hendrickson
                  Phone: (412) 355-8648
                  Fax: (412) 355-6501


      SECTION 11. NO WAIVERS. No failure or delay by the Agent or any Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 12. SUCCESSORS AND ASSIGNS. This Guaranty is for the benefit of the Agent and the Holders of Obligations and their respective successors and permitted assigns, PROVIDED, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this SECTION 12 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

      SECTION 13. CHANGES IN WRITING. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing an Addendum hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Agent with the consent of the Required Lenders under the Credit Agreement (or all of the Lenders if required pursuant to the terms of SECTION 9.3 of the Credit Agreement).
      SECTION 14. GOVERNING LAW. ANY DISPUTE BETWEEN ANY GUARANTOR AND THE AGENT OR ANY LENDER, OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.



      SECTION 15.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

      (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

      (B) OTHER JURISDICTIONS. EACH OF THE GUARANTORS AGREES THAT THE AGENT, ANY LENDER OR ANY HOLDER OF OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO
(1) OBTAIN PERSONAL JURISDICTION OVER SUCH GUARANTOR OR (2) ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. EACH OF THE GUARANTORS AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. EACH OF THE GUARANTORS WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

      (C) SERVICE OF PROCESS. EACH OF THE GUARANTORS WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE AGENT OR THE HOLDERS OF OBLIGATIONS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GUARANTORS IN CARE OF THE BORROWER AT THE ADDRESS PROVIDED FOR NOTICES TO THE BORROWER UNDER THE CREDIT AGREEMENT. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE AGENT OR THE HOLDERS OF OBLIGATIONS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE GUARANTORS IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

      (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS GUARANTY WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      (E) WAIVER OF BOND. EACH OF THE GUARANTORS WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT.

      (F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS GUARANTY AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 15, WITH ITS COUNSEL.

      SECTION 16. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

      SECTION 17. TAXES, EXPENSES OF ENFORCEMENT, ETC. Subject to the exceptions in the Credit Agreement, (A) (i) any and all payments by any of the Guarantors hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties and liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or the Agent's, as the case may be, net income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Agent, as the case may be, is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Guaranty, the other Loan Documents, the

Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "TAXES"). If any Guarantor shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Holder of Obligations, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this SECTION 17(A)) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Guarantor shall make such deductions or withholdings, and (iii) the applicable Guarantor shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Guaranty, to such payments by the applicable Guarantor made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain the affected Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the applicable Guarantor's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Loan Commitments of such Lender.

            (ii) In addition, each of the Guarantors agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as "OTHER TAXES").

            (iii) Subject to the exceptions in the Credit Agreement, each of the Guarantors indemnifies each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this
      SECTION 17(A)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor. If the Taxes or Other Taxes with respect to which any Guarantor has made either a direct payment to the taxation or other authority or an indemnification payment hereunder are subsequently refunded to any Lender, such Lender will return to the applicable Guarantor an amount equal to the lesser of the indemnification payment or the refunded amount. A certificate as to any additional amount payable to any Lender or the Agent under this SECTION 17(A) submitted to the applicable Guarantor and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be deemed presumptively correct. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the applicable Guarantor or Guarantors shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

            (iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any Guarantor, the applicable Guarantor shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

            (v) Without prejudice to the survival of any other agreement of the Guarantors hereunder, the agreements and obligations of the Guarantors contained in this SECTION 17(A) shall survive the payment in full of all Guaranteed Obligations and the termination of this Guaranty.

            (vi) Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a "NON-U.S. LENDER") shall deliver to the Borrower and the Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to
      SECTION 13.3 of the Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (1)(x) two (2) duly completed copies of either (A) IRS Form W-8BEN (or, if delivered on or before December 31, 1999, IRS Form 1001), or (B) IRS Form W-8ECI (or, if delivered on or before December 31, 1999, IRS Form 4224), or in either case an applicable successor form, and (y) for periods prior to January 1, 2000, a duly completed copy of IRS Form W-8 or W-9 or applicable successor form; or (2) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in CLAUSE (VI)(1)(X), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of any Guarantor within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an "EXEMPTION CERTIFICATE") and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form. Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this SECTION 17(A). Further, each Lender which delivers a form or certificate pursuant to this CLAUSE (vi) covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to the expiration of such form, for so long as this Guaranty is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

            Each Lender shall promptly furnish to the Borrower and the Agent such additional documents as may be reasonably required by any Guarantor or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender. Notwithstanding any other provision of this SECTION 17(A), no Guarantor shall be obligated to gross up any payments to any Lender pursuant to SECTION 17(A)(I), or to indemnify any Lender pursuant to SECTION 17(A)(III), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to SECTION 17(A)(VI), (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, HOWEVER, that the applicable Guarantor shall be obligated to gross up any payments to any such Lender pursuant to SECTION 17(A)(I), and to indemnify any such Lender pursuant to SECTION 17(A)(III), in respect of United States federal withholding taxes if (x) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (y) the redesignation of the Lender's Lending Installation was made at the request of the Borrower or
      (z) the  obligation  to gross up payments  to any such Lender  pursuant to
      SECTION 17(A)(I), or to indemnify any such Lender pursuant to SECTION 17(A)(III), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Borrower.

            (vii) Upon the request, and at the expense of the Borrower, each Lender to which any Guarantor is required to pay any additional amount pursuant to this SECTION 17(A), shall reasonably afford the applicable Guarantor the opportunity to contest, and shall reasonably cooperate with the applicable Guarantor in contesting, the imposition of any Tax giving rise to such payment; PROVIDED, that (i) such Lender shall not be required to afford the applicable Guarantor the opportunity to so contest unless the applicable Guarantor shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Guaranty; and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys' and accountants' fees and disbursements incurred in so cooperating with the applicable Guarantor in contesting the imposition of such Tax; PROVIDED, HOWEVER, that notwithstanding the foregoing, no Lender shall be required to afford any Guarantor the opportunity to contest, or cooperate with the applicable Guarantor in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

            (B) EXPENSES OF ENFORCEMENT, ETC. Subject to the terms of the Credit
Agreement, after the occurrence of a Default under the Credit Agreement, the Lenders shall have the right at any time to direct the Agent to commence enforcement proceedings with respect to the Guaranteed Obligations. The Guarantors agree to reimburse the Agent and the Holders of Obligations for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and the Holders of Obligations, which attorneys may be employees of the Agent or the Holders of Obligations) paid or incurred by the Agent or any Holders of Obligation in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty. The Agent agrees to distribute payments received from any of the Guarantors hereunder to the Holders of Obligations on a pro rata basis for application in accordance with the terms of the Credit Agreement.

      SECTION 18. SETOFF. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations and the Agent may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations then due (i) any indebtedness due or to become due from such Holder of Obligations or the Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations or the Agent or any of their respective affiliates.

      SECTION 19. FINANCIAL INFORMATION. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations or the Agent shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations or the Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations or such Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations or such Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

      SECTION 20. SEVERABILITY. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

      SECTION 21. MERGER. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations or the Agent.

      SECTION  22.   HEADINGS.   Section  headings  in  this  Guaranty  are  for
convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

      IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

                        RONDEL'S INC.

                        By:
                             -------------------------------
                        Its:
                             -------------------------------


                        CIPCO INC.

                        By:
                             -------------------------------
                        Its:
                             -------------------------------


                        RUGBY USA, INC.

                        By:
                             -------------------------------
                        Its:
                             -------------------------------


                        RUGBY BUILDING PRODUCTS, INC.

                        By:
                             -------------------------------
                        Its:
                             -------------------------------

                               ANNEX I TO GUARANTY

      Reference is hereby made to the Guaranty (the "Guaranty") made as of the 13th day of December, 1999 by Rondel's Inc., a Washington corporation, CIPCO Inc., an Illinois corporation, Rugby USA, Inc., a Georgia corporation, and Rugby Building Products, Inc., a Delaware corporation (collectively, the "Initial Guarantors" and along with any other Subsidiaries, which have become parties thereto and together with the undersigned, the "Guarantors") in favor of the Agent, for the ratable benefit of the Holders of Obligations, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in SECTION 2 of the Guaranty are true and correct in all respects as of the date hereof.

      IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart
to the Guaranty as of this            day of          ,     .
                           ----------        ---------  ----


                              [NAME OF NEW GUARANTOR]


                              By:
                                 --------------------------------------------
                              Title:
                                    -----------------------------------------